TEACHERS INSURANCE AND ANNUITY ASSOCIATION                 ABBY L. INGBER
COLLEGE RETIREMENT EQUITIES FUND                           SENIOR COUNSEL
                                                           (212) 916-5992
730 Third Avenue/New York, NY 10017-3206                   (212) 916-5760 (fax)
212 490-9000                                               aingber@tiaa-cref.org


                                        March 7, 2002

VIA EDGAR TRANSMISSION
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Form S-1 Registration Statement for Interests
                  in the TIAA REAL ESTATE ACCOUNT
                  ----------------------------------------

Commissioners:

         On behalf of Teachers Insurance and Annuity Association of America ("TIAA"), we are attaching for filing under the Securities Act of 1933, as amended, a Form S-1 registration statement covering the offer and sale of interests in the TIAA Real Estate Account (the "Account"), a variable option offered through certain TIAA Annuity contracts. The purpose of this registration statement is to register additional interests in the Account and, pursuant to Rule 429 under the Securities Act, to carry forward the remaining dollar amount of securities registered but unsold under the Account's registration statement Nos. 33-92990, 333-13477, 333-22809, and 333-59778 for these same contracts. We are also updating certain information in the registration statement on Form S-1 (File No. 333-59778) previously filed with the Securities and Exchange Commission ("SEC") on April 27, 2001 and declared effective on May 1, 2001 (the "2001 Registration Statement").

         In connection with this filing, the Account has wired the amount of $184,000 to the SEC's account, in payment of the filing fee required to be paid pursuant to Section 6(b) of the Securities Act.

         Please note that this registration statement, for the most part, contains substantially the same disclosure as that contained in the 2001 Registration Statement. However, the filing has been updated to include, among other things, (i) disclosure regarding the Account's new borrowing policy and the risks associated with that policy, (ii) disclosure regarding insurance coverage for terrorist acts, (iii) a small change in the Account's investment management fee estimate, (iv) updated property charts and descriptions, (v) an updated discussion of the Account's financial condition, and (vi) updated financial information.

         We intend for this registration statement to become effective on May 1, 2002. After the Staff has completed its initial review, we will file a post-effective amendment containing pro

March 7, 2002
Page 2

forma financial statements for the Account, financial statements for the insurance company, other financial and descriptive information about certain acquired properties, and exhibits. We will also submit requests for acceleration by TIAA and the Account's principal underwriter at that time.

         If you have any questions or comments regarding the enclosed, please do not hesitate to call the undersigned at (212) 916-5992.

                                        Very truly yours,

                                        /s/ Abby L. Ingber
                                        Abby L. Ingber

cc: Steven B. Boehm, Esq.

              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                ON MARCH 7, 2002
                              Registration No. 333-
                     =======================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            TIAA REAL ESTATE ACCOUNT
                            ------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    NEW YORK
                            ------------------------
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                (NOT APPLICABLE)
                            ------------------------
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

                                (NOT APPLICABLE)
                            ------------------------
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

            c/o Teachers Insurance and Annuity Association of America
                                730 Third Avenue
                          New York, New York 10017-3206
                                 (212) 490-9000
                            ------------------------
               (ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               Lisa Snow, Esquire
              Teachers Insurance and Annuity Association of America
                                730 Third Avenue
                          New York, New York 10017-3206
                                 (212) 490-9000
                            ------------------------
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:
                            Steven B. Boehm, Esquire
                         Sutherland Asbill & Brennan LLP
                         1275 Pennsylvania Avenue, N.W.
                           Washington, D.C. 20004-2415

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of the registration statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box:   [X]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE
REGISTRATION STATEMENT FOR THE SAME OFFERING:                        [ ] _______

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT
FOR THE SAME OFFERING:                                               [ ] _______

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434,
PLEASE CHECK THE FOLLOWING BOX:                                      [ ] _______

PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS CONTAINED HEREIN ALSO RELATES TO AND CONSTITUTES A POST-EFFECTIVE AMENDMENT TO SECURITIES ACT REGISTRATION STATEMENTS 33-92990, 333-13477, 333-22809 AND 333-59778.


                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------
Title of each class of        Amount to be        Proposed       Proposed maximum         Amount of
securities to be              registered          maximum        aggregate offering       registration
registered                                        offering       price                    fee
                                                  price
                                                  per unit

------------------------------------------------------------------------------------------
Accumulation units            *                   *              $2,000,000,000**         $184,000**
in the TIAA REAL
ESTATE
ACCOUNT

------------------------------------------------------------------------------------------

* The securities are not issued in predetermined amounts or units, and the maximum aggregate offering price is estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act.

** The difference between the $300,000,000, $1,000,000,000, $5,000,000,000, and
$500,000,000 of securities registered on Securities Act registration statements Nos. 33-92990, 333-13477, 333-22809, and 333-59778 (for which registration fees of $103,448.28, $303,031.31, $1,515,151.52, and $125,000 respectively, were paid therewith) and the dollar amount of securities sold thereunder is being carried forward on this registration statement pursuant to Rule 429 under the Securities Act.

--------------------------------------------------------------------------------

May 1, 2002
TIAA REAL ESTATE ACCOUNT
PROSPECTUS
A TAX-DEFERRED VARIABLE ANNUITY OPTION OFFERED BY
TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA


THIS PROSPECTUS TELLS YOU ABOUT THE TIAA REAL ESTATE ACCOUNT, AN INVESTMENT OPTION OFFERED THROUGH INDIVIDUAL AND GROUP VARIABLE ANNUITY CONTRACTS ISSUED BY TIAA. PLEASE READ IT CAREFULLY BEFORE INVESTING AND KEEP IT FOR FUTURE REFERENCE.

         The Real Estate Account invests primarily in real estate and real estate-related investments. TIAA, one of the largest and most experienced mortgage and real estate investors in the nation, manages the Account's assets.

         The value of your investment in the Real Estate Account will go up or down depending on how the Account performs and you could lose money. The Account's performance depends mainly on the value of the Account's real estate and other real estate-related investments, and the income generated by those investments. The Account's returns could go down if, for example, real estate values or rental and occupancy rates decrease due to general economic conditions or a weak market for real estate generally. Property operating costs and government regulations, such as zoning or environmental laws, could also affect a property's profitability. TIAA does not guarantee the investment performance of the Account, and you bear the entire investment risk. FOR A DETAILED DISCUSSION OF THE SPECIFIC RISKS OF INVESTING IN THE ACCOUNT, SEE "RISKS," PAGE__.

         We take deductions daily from the Account's net assets for the Account's operating and investment management expenses. The Account also pays TIAA for bearing mortality and expense risks and for providing a liquidity guarantee. The current estimated annual expense deductions from Account's net assets total 0.630%.

         The Real Estate Account is designed as an option for retirement and tax-deferred savings plans for employees of nonprofit institutions. TIAA offers the Real Estate Account under the following annuity contracts:

          o    RA and GRAs (Retirement and Group Retirement Annuities)

          o    SRAs (Supplemental Retirement Annuities)

          o    GSRAs (Group Supplemental Retirement Annuities)

          o    Classic and Roth IRAs (Individual Retirement Annuities)

          o    GAs (Group Annuities) and institutionally-owned GSRAs

          o    Keoghs

THE SECURITIES AND EXCHANGE COMMISSION (SEC) HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THE INFORMATION IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AN INVESTMENT IN THE REAL ESTATE ACCOUNT IS NOT A BANK DEPOSIT AND IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

TABLE OF CONTENTS
         The Account's Investment Objective
              and Strategy
         About the Account's
              Investments--In General
         General Investment and Operating
              Policies
         Risks
         Establishing and Managing the
              Account--the Role of TIAA
         Description of Properties
         Selected Financial Data
         Management's Discussion and
              Analysis of Account's Financial
              Condition and Operating Results
         Valuing the Account's Assets
         Expense Deductions

         The Contracts
         How to Transfer and Withdraw Your
              Money
         Receiving Annuity Income
         Death Benefits
         Taxes
         General Matters
         Distributor
         State Regulation
         Legal Matters
         Experts
         Additional Information
         Financial Statements
         Index to Financial Statements
         Appendix A--Management of TIAA
         Appendix B--Special Terms

ABOUT THE REAL ESTATE ACCOUNT AND TIAA

         The TIAA Real Estate Account was established in February 1995 as a separate account of Teachers Insurance and Annuity Association of America
(TIAA). TIAA is a life insurance company founded in 1918 by the Carnegie Foundation for the Advancement of Teaching. Its home office is at 730 Third Avenue, New York, NY 10017-3206 and its telephone number is (212) 490-9000. In addition to issuing variable annuities, whose returns depend upon the performance of certain specified investments, TIAA also offers traditional fixed annuities.

         With its 50 years in the real estate business and interests in properties located across the U.S., TIAA is one of the nation's largest and most experienced investors in mortgages and real estate equity interests. As of December 31, 2001, TIAA's general account had a mortgage and real property portfolio of approximately $27 billion.

          TIAA is the companion organization of the College Retirement Equities Fund (CREF), the first company in the United States to issue a variable annuity. Together, TIAA and CREF form the principal retirement system for the nation's education and research communities and one of the largest pension systems in the U.S., based on assets under management. TIAA-CREF serves approximately 2.3 million people at over 12,000 institutions. As of December 31, 2001, TIAA's assets were approximately $127 billion; the combined assets for TIAA and CREF totalled approximately $266.7 billion.


THE REAL ESTATE ACCOUNT OFFERED BY THIS PROSPECTUS IS ONLY BEING OFFERED IN THOSE JURISDICTIONS WHERE IT IS LEGAL TO DO SO. NO PERSON MAY MAKE ANY REPRESENTATION TO YOU OR GIVE YOU ANY INFORMATION ABOUT THE OFFERING THAT IS NOT IN THE PROSPECTUS. IF ANYONE PROVIDES YOU WITH INFORMATION ABOUT THE OFFERING THAT IS NOT IN THE PROSPECTUS, YOU SHOULDN'T RELY ON IT.

THE ACCOUNT'S INVESTMENT OBJECTIVE AND STRATEGY

         INVESTMENT OBJECTIVE: The Real Estate Account seeks favorable long term returns primarily through rental income and appreciation of real estate investments owned by the Account. The Account also will invest in publicly-traded securities and other investments that are easily converted to cash to make redemptions, purchase or improve properties or cover other expenses.

         INVESTMENT STRATEGY: The Account seeks to invest between 70 percent to 95 percent of its assets directly in real estate or real estate-related investments. The Account's principal strategy is to purchase direct ownership interests in income-producing real estate, such as office, industrial, retail, and multi-family residential properties. The Account can also invest in other real estate or real estate-related investments, through joint ventures, real estate partnerships or real estate investment trusts (REITs). To a limited extent, the Account can also invest in conventional mortgage loans, participating mortgage loans, common or preferred stock of companies whose operations involve real estate (I.E., that primarily own or manage real estate), and collateralized mortgage obligations (CMOs).

         The Account will invest the remaining portion of its assets in government and corporate debt securities, money market instruments and other cash equivalents, and, at times, stock of companies that don't primarily own or manage real estate. In some circumstances, the Account can increase the portion of its assets invested in debt securities or money market instruments. This could happen if the Account receives a large inflow of money in a short period of time, there is a lack of attractive real estate investments available on the market, or the Account anticipates a need to have more cash available.

         The amount the Account invests in real estate and real estate-related investments at a given time will vary depending on market conditions and real estate prospects, among other factors. On December 31, 2001, the Account had approximately 83 percent of its portfolio invested in real estate and real estate-related investments (including REITs).


ABOUT THE ACCOUNT'S INVESTMENTS--IN GENERAL

DIRECT INVESTMENTS IN REAL ESTATE

         DIRECT PURCHASE: The Account will generally buy direct ownership interests in existing or newly constructed income-producing properties, including office, industrial, retail, and multi- family residential properties. The Account will invest mainly in established properties with existing rent and expense schedules or in newly-constructed properties with predictable cash flows or in which a seller agrees to provide certain minimum income levels. On occasion the Account might invest in real estate development projects.

         PURCHASE-LEASEBACK TRANSACTIONS: The Account can enter into purchase-leaseback transactions (leasebacks) in which it typically will buy land and income-producing improvements on the land (such as buildings), and simultaneously lease the land and improvements to a third party (the lessee). Leasebacks are generally for very long terms. Usually, the lessee is responsible for operating the property and paying all operating costs, including taxes and mortgage debt. The Account can also give the lessee an option to buy the land and improvements.

         In some leasebacks, the Account may purchase only the land under an income-producing building and lease the land to the building owner. In those cases, the Account will often seek to share (or "participate") in any increase in property value from building improvements or in the lessee's revenues from the building above a base amount. The Account can invest in leasebacks that are subordinated to other interests in the land, buildings, and improvements (e.g., first mortgages); in that case, the leaseback interest will be subject to greater risks.

INVESTMENTS IN MORTGAGES

         GENERAL: The Account can originate or acquire interests in mortgage loans, generally on the same types of properties it might otherwise buy. These mortgage loans may pay fixed or variable interest rates or have "participating" features (as described below). Normally the Account's mortgage loans will be secured by properties that have income-producing potential. They usually will not be insured or guaranteed by the U.S. government, its agencies or anyone else. They usually will be non-recourse, which means they won't be the borrower's personal obligations. Most will be first mortgage loans on existing income-producing property, with first-priority liens on the property. These loans may be amortized, or may provide for interest- only payments, with a balloon payment at maturity.

         PARTICIPATING MORTGAGE LOANS: The Account may make mortgage loans which permit the Account to share (have a "participation") in the income from or appreciation of the underlying property. These participations let the Account receive additional interest, usually calculated as a percentage of the revenues the borrower receives from operating, selling or refinancing the property. The Account may also have an option to buy an interest in the property securing the participating loan.

          MANAGING MORTGAGE LOAN INVESTMENTS: TIAA can manage the Account's mortgage loans in a variety of ways, including:

          o    renegotiating and restructuring the terms of a mortgage loan

          o    extending the maturity of any mortgage loan made by the Account

          o    consenting to a sale of the property subject to a mortgage loan

          o financing the purchase of a property by making a new mortgage loan in connection with the sale

          o    selling them, or portions of them, before maturity

OTHER REAL ESTATE-RELATED INVESTMENTS

         REAL ESTATE INVESTMENT TRUSTS: The Account may invest in real estate investment trusts (REITs), publicly-owned entities that lease, manage, acquire, hold mortgages on, and develop real estate. Normally the Account will buy the common or preferred stock of a REIT, although at times it may purchase REIT debt securities. REITs seek to optimize share value and increase cash flows by acquiring and developing new projects, upgrading existing properties or renegotiating existing arrangements to increase rental rates and occupancy levels. REITs must distribute 90% of their net earnings to shareholders in order to benefit from a special tax structure, which means they may pay high dividends. The value of a particular REIT can be affected by such factors as its need for cash flow, the skill of its management team, and defaults by its lessees or borrowers.

          STOCK OF COMPANIES INVOLVED IN REAL ESTATE ACTIVITIES: The Account can invest in common or preferred stock of companies whose business involves real estate. These stocks may be listed on U.S. or foreign stock exchanges or traded over-the-counter in the U.S. or abroad.

         COLLATERALIZED MORTGAGE OBLIGATIONS: The Account can invest in collateralized mortgage obligations (CMOs) that are fully collateralized by a portfolio of mortgages or mortgage-related securities. CMO issuers distribute principal and interest payments on the mortgages to CMO holders according to the distribution schedules of each CMO. CMO interest rates can be fixed or variable. Some classes of CMOs may be entitled to receive mortgage prepayments before other classes do. Therefore, the prepayment risk for a particular CMO may be different than for other mortgage-related securities. CMOs may also be harder to sell than other securities.

         INVESTMENT VEHICLES INVOLVED IN REAL ESTATE ACTIVITIES: The Account can hold interests in limited partnerships, funds, and other commingled investment vehicles involved in owning, financing, managing or developing real estate.

NON-REAL ESTATE-RELATED INVESTMENTS

          The Account can also invest in:

          o    U.S. government or government agency securities

          o Money market instruments and other cash equivalents. These will usually be high-quality short-term debt instruments, including U.S. government or government agency securities, commercial paper, certificates of deposit, bankers' acceptances, repurchase agreements, interest-bearing time deposits, and corporate debt securities.

          o Corporate debt or asset-backed securities of U.S. or foreign entities, or debt securities of foreign governments or multi-national organizations, but only if they're investment-grade and rated in the top four categories by a nationally recognized rating organization (or, if not rated, deemed by TIAA to be of equal quality)

          o Common or preferred stock, or other ownership interests, of U.S. or foreign companies that aren't involved in real estate, to a limited extent

FOREIGN REAL ESTATE AND OTHER FOREIGN INVESTMENTS

         The Account may invest in foreign real estate or real estate-related investments. It might also invest in securities or other instruments of foreign government or private issuers. While the percentage will vary, we expect that foreign investments will be no more than 25 percent of the Account's portfolio. Depending on investment opportunities, the Account's foreign investments could at times be concentrated in one or two foreign countries. We will consider the special risks involved in foreign investing before investing in foreign real estate and won't invest unless our standards are met.

GENERAL INVESTMENT AND OPERATING POLICIES

STANDARDS FOR REAL ESTATE INVESTMENTS

         GENERAL CRITERIA FOR BUYING REAL ESTATE OR MAKING MORTGAGE LOANS:
Before the Account purchases real estate or makes a mortgage loan, TIAA will consider such factors as:

          o    the location, condition, and use of the underlying property

          o    its operating history, and its future income-producing capacity

          o the quality, operating experience, and creditworthiness of the borrower

         TIAA will analyze the fair market value of the underlying real estate, taking into account the property's operating cash flow (based on the historical and projected levels of rental and occupancy rates, and expenses), as well as the general economic conditions in the area where the property is located.

         DIVERSIFICATION: We haven't placed percentage limitations on the type and location of properties that the Account can buy. However, the Account seeks to diversify its investments by type of property and geographic location. How much the Account diversifies will depend upon whether suitable investments are available and how much the Account has available to invest.

         SPECIAL CRITERIA FOR MAKING MORTGAGE LOANS: Ordinarily, the Account will only make a mortgage loan if the loan, when added to any existing debt, will not exceed 85 percent of the appraised value of the mortgaged property when the loan is made, unless the Account is compensated for taking additional risk.

         SELLING REAL ESTATE INVESTMENTS: The Account doesn't intend to buy and sell its real estate investments simply to make short-term profits. But the Account may sell investments if market conditions are favorable or to raise cash. The Account will reinvest any sale proceeds that it doesn't need to pay operating expenses or to meet redemption requests (e.g., cash withdrawals or transfers).

OTHER REAL ESTATE-RELATED POLICIES

         APPRAISALS: The Account will rely on TIAA's own analysis to appraise a property when it first buys it. After that, normally the Account's properties and participating mortgage loans will be appraised or valued once a year by an independent state-certified appraiser who is a member of a professional appraisal organization. While the Account usually won't receive an independent appraisal before it buys real estate, it will get an independent appraisal when it makes mortgage loans.

         BORROWING: The Account may borrow money and assume or obtain a mortgage on a property -- i.e., make leveraged real estate investments -- under the following limited circumstances:

         o The Account may borrow money when purchasing a property already subject to existing mortgage loans

         o The Account may take out a mortgage on a property with a joint venture partner

         o The Account may take out a construction loan on a property with a joint venture partner, provided that the lender's recourse if there is a default is limited to the assets of that joint venture

         o To meet short-term cash needs, the Account may obtain a line of credit whose terms require that the Account secure a loan with one or more of its properties

         The Account's total borrowings may not exceed 20% of the Account's total net asset value. (When determining the 20% limitation, we will include only the Account's actual percentage interest in any borrowings and not that of any joint venture partner.) The Account may only borrow up to 70% of the then current value of a property, although construction loans may be for 100% of costs incurred in developing the property. With the exception of construction loans, any mortgage loans on a property will be non-recourse, meaning that if the Account defaults on its loan, the lender will have recourse only to the property encumbered, and not to any other assets of the Account. When possible, the Account will seek to have loans mature at different times to limit the risks of borrowing.

          The Account will not obtain mortgage financing from TIAA or any of its affiliates. However, on a limited basis, the Account may place a mortgage on an Account property held by a subsidiary for tax planning or other purposes. This type of mortgage will not be subject to the general limitations on borrowing described above.

         When the Account assumes or obtains a mortgage on a property, it will bear the expense of mortgage payments. It will also be exposed to certain additional risks, which are described under "Risks of Borrowing" on page __.

         JOINT INVESTMENTS: The Account can hold property jointly through general or limited partnerships, joint ventures, leaseholds, tenancies-in-common, or other legal arrangements. However, the Account will not hold real property jointly with TIAA or its affiliates.

         DISCRETION TO EVICT OR FORECLOSE: TIAA may, in its discretion, evict defaulting tenants or foreclose on defaulting borrowers to maintain the value of an investment, when it decides that it's in the Account's best interests.

         PROPERTY MANAGEMENT AND LEASING SERVICES: The Account usually will hire a local management company to perform the day-to-day management services for the Account's properties, including supervising any on-site personnel, negotiating maintenance and service contracts, and providing advice on major repairs and capital improvements. The local manager will also recommend changes in rent schedules and create marketing and advertising programs to attain and maintain good occupancy rates by responsible tenants. The Account may also hire leasing companies to perform or coordinate leasing and marketing services to fill any vacancies. The fees paid to the local management company, along with any leasing commissions and expenses, will reduce the Account's cash flow from a property.

         INSURANCE: We will try to arrange for, or require proof of, comprehensive insurance, including liability, fire, and extended coverage, for the Account's real property and properties securing mortgage loans or subject to purchase-leaseback transactions. The Account's insurance currently includes some coverage for terrorist acts, but we can't assure you that it will be adequate to cover all losses. We also can't assure you that we will be able to obtain coverage for terrorist acts at an acceptable cost, if at all, when the current policy expires this year.

OTHER POLICIES

         LIQUID ASSETS: At times, a significant percentage of the Account may be invested in liquid assets (which may or may not be real estate-related) while we look for suitable real property investments. The Account can temporarily increase the percentage of its liquid assets under some circumstances, including the rapid inflow of participants' funds, lack of suitable real estate investments, or a need for greater liquidity.

         INVESTMENT COMPANY ACT OF 1940: We intend to operate the Account so that it will not have to register as an "investment company" under the Investment Company Act of 1940 (the 1940 Act). This will require monitoring the Account's portfolio so that it won't have more than 40 percent of total assets, other than U.S. government securities and cash items, in investment securities. As a result, the Account may be unable to make some potentially profitable investments.

         CHANGING OPERATING POLICIES OR WINDING DOWN: TIAA can decide to change the operating policies of the Account or wind it down. If the Account is wound down, you may need to transfer your accumulations or annuity income to TIAA's traditional annuity or any CREF account available under your employer's plan. If you don't tell us where to transfer your accumulations or annuity income, we'll automatically transfer them to the CREF Money Market Account. You will be notified in advance if we decide to change a significant policy or wind down the Account.

RISKS

         THE VALUE OF YOUR INVESTMENT IN THE ACCOUNT WILL GO UP AND DOWN BASED ON THE VALUE OF THE ACCOUNT'S ASSETS AND THE INCOME THE ASSETS GENERATE. The potential risk of investing in the Account is moderate. You can lose money by investing in the Account. The Account's assets and income (particularly its real estate assets and rental income) can be affected by many factors, and you should consider the specific risks presented below before investing in the Account.

RISKS OF REAL ESTATE INVESTING

         GENERAL RISKS OF OWNING REAL PROPERTY: The Account will be subject to the risks inherent in owning real property, including:

         o The Account's property values or rental and occupancy rates could go down due to general economic conditions, a weak market for real estate generally, changing supply and demand for certain types of properties, and natural disasters or man-made events.

         o A property may be unable to attract and retain tenants, which means that rental income would decline.

         o The Account could lose revenue if tenants don't pay rent, or if the Account is forced to terminate a lease for nonpayment. Any disputes with tenants could also involve costly litigation.

         o A property's profitability could go down if operating costs, such as property taxes, utilities, maintenance and insurance costs, go up in relation to gross rental income, or the property needs unanticipated repairs and renovations.

         GENERAL RISKS OF SELLING REAL ESTATE INVESTMENTS: Among the risks of selling real estate investments are:

         o The sale price of an Account property might differ from its estimated or appraised value, leading to losses or reduced profits to the Account.

         o Because of the nature of real estate, the Account might not be able to sell a property at a particular time for its full value, particularly in a poor market. This might make it difficult to raise cash quickly and also could lead to Account losses.

         o The Account may need to provide financing if no cash buyers are available.

         RISKS OF BORROWING: Among the risks of borrowing money and investing in a property subject to a mortgage are:

         o The Account may not be able to make its loan payments and default on its loan, and the lender then could foreclose on the underlying property. The Account would lose the value of its investment in the foreclosed property

         o If the Account obtains a mortgage loan that involves a balloon payment, there is a risk that the Account may not be able to make the lump sum principal payment due under the loan at the end of the loan term, or otherwise obtain adequate refinancing. The Account then may be forced to sell the property or other properties under unfavorable market conditions or default on its mortgage

         o If the Account takes out variable-rate loans, the Account's returns may be volatile when interest rates are volatile

         REGULATORY RISKS: Government regulation, including zoning laws, property taxes, fiscal, environmental or other government policies, could operate or change in a way that hurts the Account and its properties. For example, regulations could raise the cost of owning and maintaining properties or make it harder to sell, rent, finance, or refinance properties due to the increased costs associated with regulatory compliance.

         ENVIRONMENTAL RISKS: The Account may be liable for damage to the environment caused by hazardous substances used or found on its properties. Under various environmental regulations, the Account may also be liable, as a current or previous property owner or mortgagee, for the cost of removing or cleaning-up hazardous substances found on a property, even if it didn't know of and wasn't responsible for the hazardous substances. If any hazardous substances are present or the Account doesn't properly clean up any hazardous substances, or if the Account fails to comply with regulations requiring it to actively monitor the business activities on its premises, the Account may have difficulty selling or renting a property or be liable for monetary penalties. The cost of any required clean-up and the Account's potential liability for environmental damage to a single real estate investment could exceed the value of the Account's investment in a property, the property's value, or in an extreme case, a significant portion of the Account's assets.

         UNINSURABLE LOSSES: Certain catastrophic losses (e.g., from earthquakes, wars, terrorist acts, nuclear accidents, floods, or environmental or industrial hazards or accidents) are uninsurable or so expensive to insure against that it doesn't make sense to buy insurance for them. If a disaster that we haven't insured against occurs, the Account could lose both its original investment and any future profits from the property affected. In addition, some leases may permit a tenant to terminate its obligations in certain situations, regardless of whether those events are fully covered by insurance. In that case, the Account would not receive rental income from the property while that tenant's space is vacant.

         RISKS OF DEVELOPING REAL ESTATE OR BUYING RECENTLY-CONSTRUCTED
PROPERTIES: If the Account chooses to develop a property or buys a recently-constructed property, it may face the following risks:

         o If developing real estate, there may be delays or unexpected increases in the cost of property development and construction due to strikes, bad weather, material shortages, increases in material and labor costs, or other events.

         o Because external factors may have changed from when the project was originally conceived (e.g., slower growth in local economy, higher interest rates, or overbuilding in the area), the property, if purchased when unleased, may not operate at the income and expense levels first projected or may not be developed in the way originally planned.

         o The seller or other party may not be able to carry out any agreement to provide certain minimum levels of income, or that agreement could expire, which could reduce operating income and lower returns.

         RISKS OF JOINT OWNERSHIP: Investing in joint venture partnerships or other forms of joint property ownership may involve special risks.

         o The co-venturer may have interests or goals inconsistent with those of the Account.

         o If a co-venturer doesn't follow the Account's instructions or adhere to the Account's policies, the jointly-owned properties, and consequently the Account, might be exposed to greater liabilities than expected.

         o A co-venturer can make it harder for the Account to transfer its property interest, particularly if the co-venturer has the right to decide whether and when to sell the property.

         o    The co-venturer may become insolvent or bankrupt.

         RISKS WITH PURCHASE-LEASEBACK TRANSACTIONS: The major risk of purchase-leaseback transactions is that the third party lessee will not be able to make required payments to the Account. If the leaseback interest is subordinate to other interests in the real property, such as a first mortgage or other lien, the risk to the Account increases because the lessee may have to pay the senior lienholder to prevent foreclosure before it pays the Account. If the lessee defaults or the leaseback is terminated prematurely, the Account might not recover its investment unless the property is sold or leased on favorable terms.

APPRAISAL RISKS

         Real estate appraisals are only estimates of property values based on a professional's opinion and may not be accurate predictors of the amount the Account would actually receive if it sold a property. If an appraisal is too high, the Account's value could go down upon reappraisal or if the property is sold for a lower price than the appraisal. If appraisals are too low, those who redeem prior to an adjustment to the valuation or a property sale will have received less than the true value of the Account's assets.

RISKS OF MORTGAGE LOAN INVESTMENTS

         GENERAL RISKS OF MORTGAGE LOANS. The Account will be subject to the risks inherent in making mortgage loans, including:

         o The borrower may default, requiring that the Account foreclose on the underlying property to protect the value of its mortgage loan. Since its mortgage loans are usually non-recourse, the Account must rely solely on the value of a property for its security. The larger the mortgage loan compared to the value of the property securing it, the greater the loan's risk. Upon default, the Account may not be able to sell the property for its estimated or appraised value. Also, certain liens on the property, such as mechanic's or tax liens, may have priority over the Account's security interest.

         o The borrower may not be able to make a lump sum principal payment due under a mortgage loan at the end of the loan term, unless it can refinance the mortgage loan with another lender.

         o If interest rates are volatile during the loan period, the Account's variable-rate mortgage loans could have lower yields.

         PREPAYMENT RISKS. The Account's mortgage loan investments will usually be subject to the risk that the borrower repays the loan early. Prepayments can change the Account's return because we may be unable to reinvest the proceeds at as high an interest rate as the original mortgage loan rate.

         INTEREST LIMITATIONS. The interest rate we charge on mortgage loans may inadvertently violate state usury laws that limit rates, if, for example, state law changes during the loan term. If this happens, we could incur penalties or may not be able to enforce payment of the loan.

         RISKS OF PARTICIPATIONS. Participating mortgages are subject to the following additional risks:

         o The participation element might generate insufficient returns to make up for the higher interest rate the loan would have obtained without the participation feature.

         o In very limited circumstances, a court could possibly characterize the Account's participation interest as a partnership or joint venture with the borrower and the Account could lose the priority of its security interest, or be liable for the borrower's debts.

RISKS OF REIT INVESTMENTS

         REITs are subject to many of the same general risks associated with direct real property ownership. In particular, equity REITs may be affected by changes in the value of the underlying property owned by the trust, while mortgage REITs may be affected by the quality of any credit extended. In addition to these risks, because REIT investments are securities, they may be exposed to market risk--price volatility due to changing conditions in the financial markets and, in particular, changes in overall interest rates.

RISKS OF LIQUID INVESTMENTS

         The Account's investments in securities and other liquid investments may be subject to:

         o FINANCIAL RISK--for debt securities, the possibility that the issuer won't be able to pay principal and interest when due, and for common or preferred stock, the possibility that the issuer's current earnings will fall or that its overall financial soundness will decline, reducing the security's value.

         o MARKET RISK--price volatility due to changing conditions in the financial markets and, particularly for debt securities, changes in overall interest rates.

         o INTEREST RATE VOLATILITY, which may affect current income from an investment.

RISKS OF FOREIGN INVESTMENTS

         Foreign investments present the following special risks:

         o Foreign real estate markets may have different liquidity and volatility attributes than U.S. markets.

         o The value of foreign investments or rental income can go up or down from changes in currency rates, currency exchange control regulations, possible expropriation or confiscatory taxation, political, social, and economic developments, and foreign regulations.

         o The Account may (but is not required to) seek to hedge its exposure to changes in currency rates, which could involve extra costs. Hedging might not be successful.

         o It may be more difficult to obtain and collect a judgment on foreign investments than on domestic ones.


NO OPPORTUNITY FOR PRIOR REVIEW OF PURCHASE

         You won't have the opportunity to evaluate the economic merit of a property purchase before the Account completes the purchase, so you will need to rely solely on TIAA's judgment and ability to select investments consistent with the Account's investment objective and policies.


ESTABLISHING AND MANAGING THE ACCOUNT - THE ROLE OF TIAA

ESTABLISHING THE ACCOUNT

         TIAA's Board of Trustees established the Real Estate Account as a separate account of TIAA under New York law on February 22, 1995. The Account is regulated by the State of New York Insurance Department (NYID) and the insurance departments of some other jurisdictions in which the annuity contracts are offered. Although TIAA owns the assets of the Real Estate Account, and the Account's obligations are obligations of TIAA, the Account's income, investment gains, and investment losses are credited to or charged against the assets of the Account without regard to TIAA's other income, gains, or losses. Under New York insurance law, we can't charge the Account with liabilities incurred by any other TIAA business activities or any other TIAA separate account.

MANAGING THE ACCOUNT

         TIAA employees, under the direction and control of TIAA's Board of Trustees and its Investment Committee, manage the investment of the Account's assets, following investment management procedures TIAA adopted for the Account. TIAA's investment management responsibilities include:

         o identifying, recommending and purchasing appropriate real estate-related and other investments

         o providing all portfolio accounting, custodial, and related services for the Account

         o arranging for others to provide certain advisory or other management services to the Account's joint ventures or other investments

         TIAA provides all services to the Account at cost. For more about the charge for investment management services, see "Expense Deductions" page __.

           You don't have the right to vote for TIAA Trustees directly. See "Voting Rights" page __. For information about the Trustees and principal executive officers of TIAA, see Appendix A on page __ of this prospectus.

         TIAA'S ERISA FIDUCIARY STATUS. To the extent that assets of a plan subject to ERISA are allocated to the Account, TIAA will be acting as an "investment manager" and a fiduciary under ERISA with respect to those assets.

LIQUIDITY GUARANTEE

          TIAA provides the Account with a liquidity guarantee -- TIAA ensures that the Account has funds available to meet participant transfer or cash withdrawal requests. If the Account can't fund participant requests from the Account, TIAA's general account will fund them by purchasing Account accumulation units (liquidity units). TIAA guarantees that you can redeem your accumulation units at their then current daily net asset value. Of course, you can make a cash withdrawal only if allowed by the terms of your plan. The Account pays TIAA for the liquidity guarantee through a daily deduction from net assets. See "Expense Deductions," page __.

         An independent fiduciary (described below) monitors the Account to ensure that TIAA does not own too much of the Account and may require TIAA to redeem some of its liquidity units, particularly when the Account has uninvested cash or liquid investments available. The independent fiduciary may also propose properties for the Account to sell so that TIAA can redeem liquidity units. TIAA does not currently own liquidity units.

CONFLICTS OF INTEREST

         TIAA does not accept acquisition or placement fees for the services it provides to the Account. However, TIAA employees who manage the Account's investments may also manage TIAA's general account investments. It may therefore at times face various conflicts of interest.

         For example, TIAA's general account may sometimes compete with the Real Estate Account in the purchase or sale of investments. A special TIAA Allocation Committee will seek to resolve any conflict by determining which account has cash available to make the purchase, the effect the purchase or sale will have on the diversification of each account's portfolio, the estimated future cash flow of the portfolios with regard to both purchases or sales, and other relevant legal or investment policy factors. If this analysis does not clearly determine which account should participate in a transaction, a rotation system will be used.

         Conflicts could also arise because some properties in TIAA's general account may compete for tenants with the Account's properties. We will seek to resolve this conflict by determining the tenant's preference between the two properties, how much the tenant is willing to pay for rent, and which property can best afford to pay any required costs associated with such leasing.

         Many of the personnel of TIAA involved in performing services to the Real Estate Account will have competing demands on their time. The personnel will devote such time to the affairs of the Account as TIAA's management determines, in its sole discretion exercising good faith, is necessary to properly service the Account. TIAA believes that it has sufficient personnel to discharge its responsibility to both the general account and the Real Estate Account and to avoid conflicts of interest.

INDEMNIFICATION

         The Account has agreed to indemnify TIAA and its affiliates, including its officers and directors, against certain liabilities, including liabilities under the Securities Act of 1933. The Account may make such indemnification out of its assets.

ROLE OF THE INDEPENDENT FIDUCIARY

         Because TIAA's ability to purchase and sell liquidity units raises certain technical issues under ERISA, TIAA applied for and received a prohibited transaction exemption from the U.S. Department of Labor (PTE 96-76). In connection with the exemption, TIAA has appointed an independent fiduciary" for the Real Estate Account, with overall responsibility for reviewing Account transactions to determine whether they are fair and in the Account's best interest.

         The Townsend Group, an institutional real estate consulting firm whose principal offices are located in Cleveland, Ohio, serves as the Account's independent fiduciary. The independent fiduciary's responsibilities include:

         o reviewing and approving the Account's investment guidelines and monitoring whether the Account's investments comply with those guidelines

         o    reviewing and approving valuation procedures

         o approving adjustments to any property valuations that change the value of the property or the Account as a whole above or below certain prescribed levels, or that are made within three months of the annual independent appraisal

         o reviewing and approving how we value accumulation and annuity units

         o    approving the appointment of all independent appraisers

         o reviewing the purchase and sale of units by TIAA to ensure that we use the correct unit values

         o requiring appraisals besides those normally conducted, if the independent fiduciary believes that any of the properties have changed materially, or that an additional appraisal is necessary to assure the Account has correctly valued a property

         The independent fiduciary also must monitor TIAA's ownership in the Account and supervise any winding down of the Account's operations. Its responsibilities include:

         o calculating the percentage of total accumulation units that TIAA's ownership shouldn't exceed (the trigger point) and creating a method for changing the trigger point

         o approving any adjustment of TIAA's interest in the Account and requiring an adjustment if TIAA's investment reaches the trigger point

         o participating in any program to reduce TIAA's ownership in the Account or to facilitate winding down the Account, including selecting properties for sale, providing sales guidelines, and approving those sales that, in the independent fiduciary's opinion, are desirable

         A special subcommittee of the Investment Committee of TIAA's Board of Trustees appointed The Townsend Group as the independent fiduciary starting March 1, 2000, for a three-year term. This subcommittee may renew the independent fiduciary appointment, remove the independent fiduciary, or appoint its successor. The independent fiduciary can be removed for cause by the vote of a majority of subcommittee members and will not be reappointed unless more than 60 percent of the subcommittee members approve. It can resign after at least 180 days' written notice.

         TIAA pays the independent fiduciary directly. The investment management charge paid to TIAA includes TIAA's costs for retaining the independent fiduciary. The independent fiduciary will receive less than 5 percent of its annual income (including payment for its services to the Account) from TIAA.

         When you decide as a participant or plan fiduciary to invest in the Account, after TIAA has provided you with full and fair disclosure including the disclosure in this prospectus, you are also acknowledging that you approve and accept The Townsend Group or any successor to serve as the Account's independent fiduciary.

DESCRIPTION OF PROPERTIES

THE PROPERTIES--IN GENERAL

         As of December 31, 2001, the Account had 65 properties in its real estate portfolio. The following charts break down the Account's real estate assets by region and property type.


                        EAST             MIDWEST             SOUTH               WEST              TOTAL
---------------------------------------------------------------------------------------------------------------
OFFICE                  35.6%              6.3%               3.8%               7.1%              52.8%
INDUSTRIAL               4.7%              2.3%               6.3%               9.6%              22.9%
RESIDENTIAL              6.4%              1.3%               8.9%               6.3%              22.9%
RETAIL                   0.6%              0.5%               0.3%                0                 1.4%
TOTAL                   47.3%             10.4%              19.3%              23.0%             100.0%

         In the table below you will find general information about each of the Account's portfolio properties as of December 31, 2001.



                                                                                                         ANNUAL AVG.
                                                                                RENTABLE                 BASE RENT
                                                         YEAR      YEAR          AREA       PERCENT      PER LEASED     MARKET
PROPERTY                          LOCATION               BUILT     PURCHASED    (SQ. FT.)    LEASED      SQ. FT.(1)     VALUE(2)
                                                                                            --------
----------------------------------------------------------------------------------------------------------------------------------
OFFICE PROPERTIES
780 Third Avenue                  New York, NY           1984       1999         487,501        98%        $46.18    $177,500,000
1801 K Street                     Washington, DC         1971(3)    2000         564,359        99%        $32.31    $150,339,845
Ten & Twenty Westport Rd          Wilton, CT             2001       2001         538,840       100%        $25.34    $140,105,661
Morris Corporate Center III       Parsippany, NJ         1990       2000         525,154        92%        $22.21    $106,214,595
88 Kearney Street                 San Francisco, CA      1986       1999         228,470        89%        $36.80     $82,116,702
Sawgrass Portfolio                Sunrise, FL            1997-      1997,        344,009       100%        $15.12     $50,800,000
                                                         2000       1999-2000
Parkview Plaza(4)                 Oakbrook, IL           1990       1997         266,020       100%        $19.11     $50,500,000
1015 15th Street                  Washington, DC         1978(3)    2001         189,681       100%        $30.91     $48,736,575
Maitland Promenade One            Maitland, FL           1999       2000         227,814        95%        $21.18     $39,000,000
Columbia Centre III               Rosemont, IL           1989       1997         238,696        89%        $20.29     $37,500,000
One Monument Place                Fairfax, VA            1990       1999         219,837       100%        $22.26     $35,400,000
Biltmore Commerce Center          Phoenix, AZ            1985       1999         262,875        38%         $9.30     $32,295,058
10 Waterview Boulevard            Parsippany, NJ         1984       1999         209,553        98%        $22.70     $30,400,000
Fairgate at Ballston(4)           Arlington, VA          1988       1997         143,457        99%        $26.63     $30,300,000
Tysons Executive Plaza II(5)      McLean, VA             1988       2000         252,552       100%        $24.25     $28,538,029(5)
(held in joint venture)
Columbus Office Portfolio                                  -          -          259,626       100%        $12.76     $28,400,000
 Metro South Building             Dublin, OH             1997       1999          90,726        -          $11.64           -
 Vision Service Plan Building     Eaton, OH              1997       1999          50,000        -          $11.88           -
 One Metro Place                  Dublin, OH             1998       2001         118,900        -          $13.99           -
Needham Corporate Center          Needham, MA            1987       2001         138,684        98%        $27.68     $28,294,526
Longview Executive Park(4)        Hunt Valley, MD        1988       1997         258,999       100%        $11.84     $28,200,800
9 Hutton Centre                   Santa Ana, CA          1990       2001         148,265        91%        $19.68     $20,448,764
BISYS Fund Services Building      Eaton, OH              1995       1999         155,964       100%        $12.32     $20,400,000
Five Centerpointe(4)              Lake Oswego, OR        1988       1997         113,971        98%        $22.65     $18,001,499

Batterymarch Park II             Quincy, MA                1986      2001           104,718      96%      $25.51      $17,990,854
371 Hoes Lane                    Piscataway, NJ            1986      1997           139,670      83%      $12.35      $14,700,000
Southbank Building               Phoenix, AZ               1995      1996           122,535      75%       $8.75      $13,565,218
Northmark Business Center(4)     Blue Ash, OH              1985      1997           108,561      95%      $12.53      $12,200,000
                                                                                    -------                           -----------
SUBTOTAL--OFFICE PROPERTIES                                                       6,249,711                        $1,241,948,126
----------------------------------------------------------------------------------------------------------------------------------
INDUSTRIAL PROPERTIES
Ontario Portfolio                                                                 2,698,717     100%       $3.40     $108,000,000
 Timberland Building             Ontario, CA               1998      1998           414,435                                 -
 5200 Airport Drive              Ontario, CA               1997      1998           404,500                                 -
 1200 S. Etiwanda Ave.           Ontario, CA               1998      1998           223,170                                 -
 Park Mira Loma West             Mira Loma, CA             1998      1998           557,500                                 -
 Wineville Center Buildings      Mira Loma, CA             1999      2000         1,099,112
Dallas Industrial Portfolio      Dallas and Coppell, TX    1997-     2000;        2,609,031      94%       $2.72      $97,245,850
(formerly Parkwest Center)                                 2000      2001
IDI Kentucky Portfolio                                                            1,437,022     100%       $2.80      $53,600,000
(formerly, Parkwest Int'l)
 Building C                      Hebron, KY                1998      1998           520,000                                 -
 Building D                      Hebron, KY                1998      1998           184,800                                 -
 Building E                      Hebron, KY                2000      2000           207,222                                 -
 Building J                      Hebron, KY                2000      2000           525,000                                 -
Chicago Industrial Portfolio     Chicago and Joliet, IL    1997-     1998;          866,064     100%       $4.18      $42,591,186
(consolidation of Rockrun,                                 2000      2000
Glen Pointe and Woodcreek
Business Parks)
Atlanta Industrial Portfolio     Lawrenceville, GA         1996-99   2000         1,145,693      84%       $2.79      $40,459,044
Northpointe Commerce Center      Fullerton, CA             1990-94   2000           612,023     100%       $5.90      $37,456,149
Cabot Industrial Portfolio       Rancho Cucamonga, CA      2001(6)   2000; 2001     641,475     100%       $2.42      $34,363,752(6)
(under development and held in
joint venture)
South River Road Industrial      Cranbury, NJ              1999      2001           626,071     100%(7)    $2.30      $32,688,565
Konica Photo Imaging             Mahwah, NJ                1999      1999           168,000     100%       $9.43      $17,700,000
Headquarters
Eastgate Distribution Center     San Diego, CA             1996      1997           200,000     100%       $5.21      $14,500,000
Landmark at Salt Lake City       Salt Lake City, UT        2000      2000           328,508     100%       $3.98      $13,600,000
Building #4
Arapahoe Park East               Boulder, CO               1979-82   1996           129,425     100%      $10.18      $13,100,000
UPS Distribution Facility        Fernley, NV               1998      1998           256,000     100%       $3.54      $11,100,000
FedEx Distribution Facility      Crofton, MD               1998      1998           111,191     100%       $6.39       $7,600,000
Westinghouse Facility            Coral Springs, FL         1997      1997            75,630     100%       $7.29       $5,300,000
Interstate Crossing              Eagan, MN                 1995      1996           131,380     100%       $4.01       $6,504,740
Butterfield Industrial Park      El Paso, TX               1980-81   1995           183,510     100%       $2.96       $4,700,000
River Road Distribution Center   Fridley, MN               1995      1995           100,456     100%       $3.49       $4,131,571
                                                                                    -------                            ----------
SUBTOTAL--INDUSTRIAL                                                             12,320,196                          $544,640,857
PROPERTIES
---------------------------------------------------------------------------------------------------------------------------------
RETAIL PROPERTIES
Rolling Meadows                  Rolling Meadows, IL       1957(3)   1997           130,909      99%      $9.07       $12,390,000
Lynnwood Collection              Raleigh, NC               1988      1996            86,362      96%      $7.53        $7,900,000
Millbrook Collection             Raleigh, NC               1988      1996           102,221      84%      $6.04        $7,200,000
Plantation Grove                 Ocoee, FL                 1995      1995            73,655     100%     $10.01        $7,700,000
                                                                                     ------                            ----------
SUBTOTAL--RETAIL PROPERTIES                                                         393,147                           $35,190,000
                                                                                                                      -----------
SUBTOTAL--COMMERCIAL                                                             18,968,054                        $1,821,778,983
PROPERTIES
---------------------------------------------------------------------------------------------------------------------------------
RESIDENTIAL
PROPERTIES(8)
Ashford Meadows Apartments       Herndon, VA               1998      2000              NA        91%        NA        $64,195,500
The Colorado                     New York, NY              1987      1999              NA        93%        NA        $60,500,000
Larkspur Courts Apartments       Larkspur, CA              1991      1999              NA        96%        NA        $53,200,000

South Florida Apartment          Boca Raton and            1986      2001             NA        97%       NA          $46,700,000
Portfolio                        Plantation, FL
Doral Pointe Apartments          Miami, FL                 1990      2001             NA        96%       NA          $45,341,796
Lodge at Willow Creek            Douglas County, CO        1997      1997             NA        88%       NA          $32,000,000
Golfview Apartments              Lake Mary, FL             1998      1998             NA        87%       NA          $27,050,000
The Legends at Chase Oaks        Plano, TX                 1997      1998             NA        96%       NA          $26,000,000
Lincoln Woods                    Lafayette Hill, PA        1991      1997             NA        92%       NA          $24,800,000
Kenwood Mews Apartments          Burbank, CA               1991      2001             NA        97%       NA          $22,686,216
Monte Vista                      Littleton, CO             1995      1996             NA        98%       NA          $21,800,000
Westcreek Apartments             Westlake Village, CA      1988      1997             NA        97%       NA          $17,900,000
Carolina Apartments              Margate, FL               1993      2001             NA        94%       NA          $17,600,000
Indian Creek Apartments          Farmington Hills, MI      1988      1998             NA        96%       NA          $16,800,000
Royal St. George                 W. Palm Beach, FL         1995      1996             NA        98%       NA          $16,400,000
Quiet Waters Apartments          Deerfield Beach, FL       1995      2001             NA        95%       NA          $16,100,000
Bent Tree Apartments             Columbus, OH              1987      1998             NA        85%       NA          $14,500,000
The Greens at Metrowest          Orlando, FL               1990      1995             NA        91%       NA          $14,100,000
                                                                                                                      -----------
SUBTOTAL--RESIDENTIAL
PROPERTIES                                                                            NA                             $537,673,512
                                                                                  ----------                         ------------
TOTAL--ALL PROPERTIES                                                             18,968,055                       $2,359,452,495
-----------------------------------------------------------------------------------------------------------------------------------

(1) Based on total contractual rent on leases existing at December 31, 2001. For those properties purchased in 2001, the number was derived by annualizing the rents charged by the Account since acquiring the property.

(2) Market value reflects the value determined in accordance with the procedures described in the Account's prospectus.

(3) Undergone extensive renovations.

(4) Purchased through Light Street Partners, L.P. (now 100% owned by the
Account).

(5) Property held in 50%/50% joint venture with Tennessee Consolidated Retirement System. Market value shown reflects the value of the Account's interest in the property.

(6) The property is held in a 80%/20% joint venture with Cabot Industrial Trust, and consists of one completed building and one under development. The existing building is at market value and the property under development is currently valued at cost. It is anticipated that the building under development will be ready for occupancy in 2002.

(7) One tenant representing 17% of the space filed for bankruptcy protection and has vacated its space.

(8) For the average unit size and annual average rent per unit for each residential property, see "Residential Properties" below.

COMMERCIAL (NON-RESIDENTIAL) PROPERTIES

         IN GENERAL. At December 31, 2001, the Account held 46 commercial (non-residential) properties in its portfolio. None of these properties is subject to a mortgage, and although the terms vary under each lease, certain expenses, such as real estate taxes and other operating expenses, are paid or reimbursed by the tenants.

         At December 31, 2001, the Account's office property portfolio consisted of 25 office properties located in metropolitan areas throughout the United States (including one property held in a 50%/50% joint venture). The office properties together are approximately 92 percent leased with 549 leases.

         At December 31, 2001, the Account's industrial property portfolio consisted of 18 properties (including one which is held in an 80%/20% joint venture and is currently under development) used primarily for warehousing, distribution, or light manufacturing activities. The Account's industrial properties together are 99 percent leased with 107 leases.

         At December 31, 2001, the Account's retail property portfolio consisted of four neighborhood shopping centers, each of which is anchored by a supermarket tenant. These retail properties together are approximately 95 percent leased with 57 leases.

         MAJOR TENANTS: The following table lists the Account's major commercial tenants based on the total space they occupy in the Account's properties.


---------------------------------------------------------------------------------------------------------------------
                                                                   PERCENTAGE OF TOTAL RENTABLE
                                                  OCCUPIED              AREA OF ACCOUNT'S
                MAJOR TENANT                     SQUARE FEET        NON-RESIDENTIAL PROPERTIES       PROPERTY TYPE
---------------------------------------------------------------------------------------------------------------------
WalMart                                           1,099,112                    5.8%                    Industrial
The GAP                                           1,045,000                    5.5%                    Industrial
Standard Motor Products                            671,172                     3.5%                    Industrial
Meiko-America                                      557,500                     2.9%                    Industrial
UPS                                                422,400                     2.2%                    Industrial
Timberland                                         414,435                     2.2%                    Industrial
New Breed Transfer Company                         404,500                     2.1%                    Industrial
Cooper Tire                                        401,226                     2.1%                    Industrial
Petco                                              258,000                     1.4%                    Industrial
Mack Truck                                         248,014                     1.3%                    Industrial
American Building Supply                           240,249                     1.3%                    Industrial
Van Kampen                                         223,170                     1.2%                      Office
PHH                                                199,563                     0.9%                      Office
Northern Telecom                                   149,426                     0.8%                      Office
---------------------------------------------------------------------------------------------------------------------

         LEASE EXPIRATIONS. The following charts provide lease expiration information for the Account's commercial properties, categorized by property type. While many of the leases contain renewal options with varying terms, these charts assume that none of the tenants exercise their renewal options.


                                                              RENTABLE AREA           PERCENT OF TOTAL RENTABLE AREA
                                         NUMBER OF             SUBJECT TO              OF ACCOUNT'S NON-RESIDENTIAL
                                           LEASES            EXPIRING LEASES            PROPERTIES REPRESENTED BY
YEAR OF LEASE EXPIRATION                  EXPIRING              (SQ. FT.)                    EXPIRING LEASES
---------------------------------------------------------------------------------------------------------------------
OFFICE PROPERTIES
2002                                         80                      666,061                       3.5%
2003                                         83                      735,077                       3.9%
2004                                         83                      678,352                       3.6%
2005                                         68                      665,077                       3.5%
2006                                         78                    1,061,375                       5.6%
2007 and thereafter                         157                    2,041,275                      10.6%
---------------------------------------------------------------------------------------------------------------------
TOTAL                                       549                    5,815,522                      30.7%
---------------------------------------------------------------------------------------------------------------------



                                                                                      PERCENT OF TOTAL RENTABLE AREA
                                                              RENTABLE AREA                    OF ACCOUNT'S
                                         NUMBER OF             SUBJECT TO               NON-RESIDENTIAL PROPERTIES
                                           LEASES            EXPIRING LEASES                  REPRESENTED BY
YEAR OF LEASE EXPIRATION                  EXPIRING              (SQ. FT.)                    EXPIRING LEASES
---------------------------------------------------------------------------------------------------------------------
INDUSTRIAL PROPERTIES
2002                                          5                     170,958                         .9%
2003                                         12                   1,315,518                        6.9%
2004                                         17                   1,420,276                        7.5%
2005                                         27                   2,723,866                       14.4%
2006                                         15                     668,629                        3.5%
2007 and thereafter                          31                   5,570,698                       29.4%
---------------------------------------------------------------------------------------------------------------------
TOTAL                                       107                  11,869,945                       62.6%
---------------------------------------------------------------------------------------------------------------------

                                                              RENTABLE AREA           PERCENT OF TOTAL RENTABLE AREA
                                         NUMBER OF             SUBJECT TO              OF ACCOUNT'S NON-RESIDENTIAL
                                           LEASES            EXPIRING LEASES            PROPERTIES REPRESENTED BY
YEAR OF LEASE EXPIRATION                  EXPIRING              (SQ. FT.)                    EXPIRING LEASES
---------------------------------------------------------------------------------------------------------------------
RETAIL PROPERTIES
2002                                          7                      12,621                        0.1%
2003                                         10                      18,425                        0.1%
2004                                          9                      14,848                        0.1%
2005                                         14                      43,332                        0.2%
2006                                          9                      28,637                        0.2%
2007 and thereafter                           8                     228,344                        1.2%
---------------------------------------------------------------------------------------------------------------------
TOTAL                                        57                     346,207                        1.8%
---------------------------------------------------------------------------------------------------------------------


RESIDENTIAL PROPERTIES

         The Account's residential property portfolio currently consists of 18 first class or luxury multi-family garden apartment complexes and one high rise apartment building. None of the properties in the portfolio is subject to a mortgage. The complexes generally contain one- to three-bedroom apartment units, with a range of amenities, such as patios or balconies, washers and dryers, and central air conditioning. Many of these apartment communities have use of on-site fitness facilities, including some with swimming pools. Rents on each of the properties tend to be comparable with competitive communities and are not subject to rent regulation. The Account is responsible for the expenses of operating the properties.

         In the table below you will find more detailed information regarding the apartment complexes in the Account's portfolio as of December 31, 2001.

                                                                                    AVERAGE         AVG. RENT
                                                                   NUMBER          UNIT SIZE        PER UNIT/          PERCENT
        PROPERTY                       LOCATION                   OF UNITS       (SQUARE FEET)      PER MONTH           LEASED
-------------------------------------------------------------------------------------------------------------------------------
Ashford Meadows Apartments          Herndon, VA                      440             1,050            $1,315             91%
The Colorado                        New York, NY                     256               632            $2,434             93%
Larkspur Courts Apartments          Larkspur, CA                     248             1,001            $2,247             96%
South Florida Apartment             Boca Raton and                   500               888              $980             97%
Portfolio                           Plantation, FL
Lodge at Willow Creek               Douglas County, CO               316             1,001            $1,055             88%
Golfview Apartments                 Lake Mary, FLA                   276             1,139            $1,116             87%
The Legends at Chase Oaks           Plano, TX                        346               972            $1,037             96%
Lincoln Woods                       Lafayette Hill, PA               216               773            $1,206             92%
Monte Vista                         Littleton, CO                    219               888            $1,049             98%
Indian Creek Apartments             Farmington Hills, MI             196             1,139              $999             96%
Westcreek Apartments                Westlake Village, CA             126               948            $1,490             97%
Royal St. George                    West Palm Beach, FL              224               870              $884             98%
Bent Tree Apartments                Columbus, OH                     256               928              $745             85%
The Greens at Metrowest             Orlando, FL                      200               920              $857             91%
Carolina Apartments                 Margate, FL                      208             1,026              $961             94%
Quiet Waters Apartments             Deerfield Beach, FL              200             1,048            $1,019             96%
Doral Pointe                        Miami, FL                        440             1,130            $1,101             97%
Kenwood Mews                        Burbank, CA                      141               942            $1,283             97%

RECENT PROPERTY PURCHASES AND SALES

         On January 31, 2002, the Account sold one office building the Southbank Building located in Phoenix, Arizona for approximately $13 million. The Account had purchased the building in February, 1996 at a cost of approximately $10.1 million.

         FOR A DISCUSSION OF THE ACCOUNT'S REAL ESTATE HOLDINGS AND RECENT ACQUISITIONS IN THE CONTEXT OF THE ACCOUNT'S PERFORMANCE AS A WHOLE, SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" BELOW. REAL ESTATE INVESTMENTS MADE BY THE ACCOUNT AFTER THE DATE OF THIS PROSPECTUS WILL BE DESCRIBED IN SUPPLEMENTS TO THE PROSPECTUS, AS APPROPRIATE.

SELECTED FINANCIAL DATA

         The following selected financial data should be considered together with the Account's financial statements and related notes, which are presented later in this prospectus.

                                                                                                                      JULY 3, 1995
                                                                                                                       (COMMENCE-
                                                                                                                         MENT OF
                                    YEAR ENDED   YEAR ENDED    YEAR ENDED    YEAR ENDED     YEAR ENDED    YEAR ENDED  OPERATIONS) TO
                                   DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                       2001         2000          1999          1998           1997          1996          1995
                                       ----         ----          ----          ----           ----          ----          ----
Investment income:
  Real estate income, net:
    Rental income ............... $256,755,315  $195,537,993  $132,316,878   $81,009,203   $44,342,342   $10,951,183       $165,762
                                  ------------  ------------  ------------   -----------  ------------  ------------   ------------
    Real estate property level
      expenses and taxes:
      Operating expenses ........   52,456,479    40,056,716    27,334,060    17,339,706     9,024,240     2,116,334         29,173
      Real estate taxes .........   29,670,456    22,851,890    15,892,736     9,103,637     4,472,311     1,254,163         14,659
                                  ------------  ------------  ------------   -----------  ------------  ------------   ------------
         Total real estate
         property level
         expenses and taxes .....   82,126,935    62,908,606    43,226,796    26,443,343    13,496,551     3,370,497         43,832
                                  ------------  ------------  ------------   -----------  ------------  ------------   ------------
         Real estate income, net   174,628,380   132,629,387    89,090,082    54,565,860    30,845,791     7,580,686        121,930
Income from real estate
 joint venture ..................    2,251,593       756,133            --            --            --            --             --
Dividends and interest ..........   33,687,343    31,334,291    24,932,733    23,943,728    16,486,279     6,027,486      2,828,900
                                  ------------  ------------  ------------   -----------  ------------  ------------   ------------
       Total investment income ..  210,567,316   164,719,811   114,022,815    78,509,588    47,332,070    13,608,172      2,950,830
Expenses ........................   17,191,929    13,424,566     9,278,410     6,274,594     3,526,545     1,155,796        310,433
                                  ------------  ------------  ------------   -----------  ------------  ------------   ------------
       Investment income, net ...  193,375,387   151,295,245   104,744,405    72,234,994    43,805,525    12,452,376      2,640,397
Net realized and unrealized
 gain on investments ............  (23,344,613)   54,147,449     9,834,743     7,864,659    18,147,053     3,330,539         35,603
                                  ------------  ------------  ------------   -----------  ------------  ------------   ------------
Net increase in net assets
resulting from operations
 before minority interest .......  170,030,774   205,442,694   114,579,148    80,099,653    61,952,578    15,782,915      2,676,000
Minority interest in net
increase in net assets resulting
from operations .................     (811,789)           --     1,364,619    (3,487,991    (1,881,178)           --             --
Net increase in net assets
 resulting from participant
 transactions ...................  657,326,121   486,196,949   383,171,774   333,936,510   356,052,262   233,653,793    117,582,345
                                  ------------  ------------  ------------   -----------  ------------  ------------   ------------
Net increase in net assets ...... $826,545,106  $691,639,643  $499,115,541  $410,548,172  $416,123,662  $249,436,708   $120,258,345
                                  ============  ============  ============  ============  ============  ============   ============

                                                                           DECEMBER 31,
                            2001             2000             1999             1998            1997          1996
                            ----             ----             ----             ----            ----          ----
Total assets........   $3,270,384,450   $2,423,100,402   $1,719,457,715   $1,229,603,431   $815,760,825  $426,372,007
Total liabilities
and minority
interest............       56,717,273       35,978,331       23,975,287       33,236,544     29,942,110    56,676,954
                           ----------       ----------       ----------       ----------     ----------    ----------
Total net assets....   $3,213,667,177   $2,387,122,071   $1,695,482,428   $1,196,366,887   $785,818,715  $369,695,053
                       ==============   ==============   ==============   ==============   ============  ============
Accumulation units
outstanding.........       18,456,445       14,604,673       11,487,360        8,833,911      6,313,015     3,295,786
                           ==========       ==========       ==========        =========      =========     =========
Accumulation unit
value...............          $168.16          $158.21          $142.97          $132.17        $122.30       $111.11
                              =======          =======          =======          =======        =======       =======


QUARTERLY SELECTED FINANCIAL INFORMATION

The following is selected financial information for the Account for each full quarter within the past two calendar years:


                                   2001                                                     2000
                        FOR THE THREE MONTHS ENDED                               FOR THE THREE MONTHS ENDED
                        --------------------------                               --------------------------
                  MARCH 31       JUNE 30    SEPTEMBER 30   DECEMBER 31     MARCH 31       JUNE 30    SEPTEMBER 30     DECEMBER 31
                  --------       -------    ------------   -----------     --------       -------    ------------     -----------
Investment
income, net      $45,264,635   $47,931,306   $50,435,135   $49,744,311    $31,774,860   $36,145,064   $40,552,504    $42,822,817
Net realized
gain (loss)
on
investments          978,396       514,453       759,534    (3,522,087)      (147,448)       58,263      (241,717)     8,606,836
Net
unrealized
gain
on
investments       (4,436,522)   11,550,552    (8,059,992)  (21,128,947)     5,603,540    14,044,336    15,013,318     11,210,321
                 -----------    ----------   -----------   -----------      ---------    ----------    ----------     ----------
Minority
interest in
 net increase
in net assets
 resulting
from
operations                 -      (448,023)     (213,578)     (150,188)             -             -             -              -
                           -     ---------     ---------     ---------              -             -             -              -
Net increase
in net assets
 resulting
from
operations       $41,806,509   $59,548,288   $42,921,099   $24,943,089    $37,230,952   $50,247,663   $55,324,105    $62,639,974
                 ===========   ===========   ===========   ===========    ===========   ===========   ===========    ===========
Total return           1.67%         2.21%         1.46%         0.82%          2.15%         2.67%         2.67%          2.77%
                       =====         =====         =====         =====          =====         =====         =====          =====

MANAGEMENT'S DISCUSSION AND ANALYSIS OF ACCOUNT'S FINANCIAL
CONDITION AND OPERATING RESULTS

         The Account continued its positive growth in 2001, with approximately $3.2 billion in net assets as of year-end 2001. As of December 31, 2001, the Account owned a total of 65 real estate properties, including 25 office properties (one held in joint venture), 18 industrial properties (including one development project joint venture), 18 apartment complexes and four neighborhood shopping centers. At December 31, 2001, these properties represented 73.1% of the Account's total investment portfolio.

         The Account closed 21 real estate transactions in 2001. It purchased 16 properties (seven office properties, including one development project, three industrial properties, five apartment properties, and one fund investment), and sold five properties (one office, one retail, one apartment, and two industrial properties). The Account continues to pursue suitable properties, and is currently in various stages of negotiations with a number of prospective sellers.

         As of December 31, 2001, the Account also held investments in commercial paper, representing 17.0% of the portfolio, real estate investment trusts (REITs), representing 4.2% of the portfolio, and other real estate related investments, including commercial mortgage backed securities (CMBS), a mortgage and one fund investment, representing 5.7% of the portfolio.

         The tragic events of September 11th did not directly affect the Account's real estate holdings in New York City, which are holdings located in the midtown and upper east side areas of Manhattan. While these events had a sobering effect on the overall economy, it is not currently possible to quantify any long-term impact on the real estate market.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2001 COMPARED TO
YEAR ENDED DECEMBER 31, 2000

         The Account's total net return was 6.29% for the year ended December 31, 2001 and 10.66% for 2000. The 2001 performance of each of the Account's asset types, i.e., real estate, REITs and commercial paper, declined as compared to 2000, with the decline in the value of the Account's real estate having the largest impact. The Account's net investment income, after deducting all expenses, was $193,375,387 for the year ended December 31, 2001 and $151,295,245 for 2000, a 28% increase. This increase was the result of a 35% increase in net assets and an increase in the Account's real estate holdings from December 31, 2000 to December 31, 2001. The Account had net realized and unrealized losses on investments of $23,344,613 for the year ended December 31, 2001, compared with the net realized and unrealized gains on its investments of $54,147,449 for 2000. This difference was primarily due to the decrease of $26,611,066 in the aggregate market value of the Account's real estate holdings during 2001, as compared to 2000, during which the Account's holdings experienced a $22,257,781 market value increase. The Account's net realized losses in 2001 were primarily due to the sale of certain properties identified as sales candidates because they no longer met the Account's investment objectives or were located in markets which were experiencing declining economic conditions. The unrealized losses in 2001 can be attributed to the decline in market value of some of the Account's real estate properties. The Account's marketable securities had modest realized and unrealized gains in 2001 totaling $5,231,736, as compared to the substantial net gains of $22,145,715 in 2000.

         The Account's real estate holdings generated approximately 83% of the Account's total investment income (before deducting Account level expenses) during 2001 compared with 81% during 2000. The remaining portion of the Account's total investment income was generated by investments in marketable securities.

         Gross real estate rental income was $256,755,315 for the year ended December 31, 2001 and $195,537,993 for the same period in 2000. This increase was primarily due to the increase in the number of properties owned by the Account, from 60 properties at the end of 2000 to 65 properties at the end of 2001. Interest income on the Account's short-term investments for 2001 and 2000 totaled $24,490,376 and $24,294,579, respectively. Dividend income on the Account's REIT investments totaled $9,196,967 and $7,039,712, respectively, for the same periods.

         Total property level expenses for the year ended December 31, 2001 were $82,126,935 of which $52,456,479 was attributable to operating expenses and $29,670,456 was attributable to real estate taxes. Total property level expenses for the year ended December 31, 2000 were $62,908,606, of which $40,056,716 represented operating expenses and $22,851,890 was attributable to real estate taxes. The increase in property level expenses during 2001 reflected the increased number of properties in the Account.

         The Account incurred expenses for the years ended December 31, 2001 and 2000 of $5,896,729 and $6,924,202, respectively, for investment advisory services, $8,470,496 and $4,392,882, respectively, for administrative and distribution services, and $2,824,704 and $2,107,482, respectively, for mortality and expense risk charges and liquidity guarantee charges. Such expenses generally increased as a result of the larger net asset base in the Account. The expenses for investment advisory services in 2001, however, decreased because they included an expense adjustment credit in the first quarter of 2001 to reflect a change in the way certain investment expenses are allocated to the Account.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO
 YEAR ENDED DECEMBER 31, 1999

         The Account's total net return was 10.66% for the year ended December 31, 2000 and 8.17% for 1999. The Account's net investment income, after deducting all expenses, was $151,295,245 for the year ended December 31, 2000 and $104,744,405 for 1999, a 44%
increase. This increase was the result of a 41% increase in net assets and a 45% increase in the market value of the Account's real estate holdings from December 31, 1999 to December 31, 2000. The Account had net realized and unrealized gains on investments of $54,147,449 for the year ended December 31, 2000 compared with $9,834,743 for 1999. This difference was due in part to the increase in realized and unrealized gains on the Account's real estate properties from $23,232,711 in 1999 to $32,001,734 for 2000, and, significantly, to the Account's gain of $22,145,715 on its marketable securities in 2000, compared with its loss of $13,397,968 on its marketable securities in 1999.

         The Account's real estate holdings generated approximately 81% of the Account's total investment income (before deducting Account level expenses) during 2000 compared with 78% during 1999. The remaining portion of the Account's total investment income was generated by investments in marketable securities.

         Gross real estate rental income was $195,537,993 for the year ended December 31, 2000 and $132,316,878 for the same period in 1999. This increase was primarily due to the increase in the number of properties owned by the Account -- from 54 properties at the end of 1999 to 60 properties at the end of 2000. (The total number of properties in 2000 reflects the consolidation of certain groups of properties into single portfolios.) Interest and dividend income on the Account's marketable securities investments increased from $24,932,733 for 1999 to $31,334,291 in 2000.

         Total property level expenses for the year ended December 31, 2000 were $62,908,606 of which $40,056,716 was attributable to operating expenses and $22,851,890 was attributable to real estate taxes. Total property level expenses for the year ended December 31, 1999 were $43,226,796, of which $27,334,060 represented operating expenses and $15,892,736 was attributable to real estate taxes. The increase in property level expenses during 2000 reflected the increased number of properties in the Account.

         The Account incurred expenses for the years ended December 31, 2000 and 1999 of $6,924,202 and $4,246,911, respectively, for investment advisory services, $4,392,882 and $3,442,282, respectively, for administrative and distribution services, and $2,107,482 and $1,589,217, respectively, for mortality and expense risk charges and liquidity guarantee charges. These expenses increased significantly as a result of the increased costs of managing a growing account, including the costs of acquiring and managing additional properties, and the increased staffing costs associated with administering a larger account.

LIQUIDITY AND CAPITAL RESOURCES

         During 2001, the Account received $254,149,962 in premiums and $486,614,583 in net participant transfers from the TIAA Traditional account and the CREF accounts, while in 2000 the Account received $161,668,073 in premiums and $379,610,411 in net participant transfers from other TIAA and CREF accounts. The unprecedented volume of net participants' transfers into the Account in 2001 can be attributed to the substantial decline in the equity markets. Real estate properties costing $550,300,000 and $625,800,000 were purchased during 2001 and 2000, respectively. In 2001, the Account also received $95,100,000 in proceeds from the sale of properties. By year end 2001, the Account's liquid assets (i.e., its cash, REITs, short- and intermediate-term investments, and government securities) had a value of $853,769,802, while at the end of 2000 those assets were valued at $464,544,434.

         We plan to use much of the Account's liquid assets as of December 31, 2001, exclusive of the REITs, to purchase additional suitable real estate properties. The remaining liquid assets, exclusive of the REITs, will continue to be available to meet expense needs and redemption requests (e.g., cash withdrawals or transfers).

         In the unlikely event that the Account's liquid assets and its cash flow from operating activities and participant transactions are not sufficient to meet its cash needs, including redemption requests, TIAA's general account will purchase liquidity units in accordance with TIAA's liquidity guarantee to the Account.

         The Account spent approximately $21.9 million in 2001 for capital (long-term) expenses, including ongoing tenant improvements and leasing commissions at the commercial properties relating to the renewal of existing tenants or re-leasing of space to new tenants during the normal course of business. In 2002, it is estimated that the Account will expend approximately $29.8 million in capital expenses. These expenditures will be for the costs routinely incurred by the Account for painting, re-carpeting and minor replacements to re-lease apartments as they become vacant and the costs associated with the renewal of existing tenants or releasing of space to new tenants in the commercial properties.

EFFECTS OF INFLATION - 2002

         To the extent that inflation may increase property operating expenses in the future, we anticipate that increases will generally be billed to tenants either through contractual lease provisions in office, industrial, and retail properties or through rent increases in apartment complexes. However, depending on how long any vacant space in a property remains unleased, the Account may not be able to recover the full amount of such increases in operating expenses.

VALUING THE ACCOUNT'S ASSETS

         We value the Account's assets as of the close of each valuation day by taking the sum of:

         o the value of the Account's cash, cash equivalents, and short-term and other debt instruments

         o the value of the Account's other securities investments and other assets

         o the value of the individual real properties and other real estate-related investments owned by the Account

         o an estimate of the net operating income accrued by the Account from its properties and other real estate-related investments and then reducing it by the Account's liabilities, including the daily investment management fee and certain other expenses attributable to operating the Account. See "Expense Deductions," page __.

VALUING REAL ESTATE AND RELATED INVESTMENTS

         VALUING REAL PROPERTY: Individual real properties will be valued initially at their purchase prices. (Prices include all expenses related to purchase, such as acquisition fees, legal fees and expenses, and other closing costs.) We could use a different value in appropriate circumstances.

         After this initial valuation, an independent appraiser, approved by the independent fiduciary, will value properties at least once a year. The independent fiduciary can require additional appraisals if it believes that a property has changed materially or otherwise to assure that the Account is valued correctly.

         Quarterly, we will conduct an internal review of each of the Account's properties. We'll adjust a valuation if we believe that the value of the property has changed since the previous valuation. We'll continue to use the revised value to calculate the Account's net asset value until the next review or appraisal. However, we can adjust the value of a property in the interim to reflect what we believe are actual changes in property value.

         The Account's net asset value will include the current value of any note receivable (an amount that someone else owes the Account) from selling a real estate-related investment. We'll estimate the value of the note by applying a discount rate appropriate to then-current market conditions.

         Development properties initially will be valued at the Account's cost, and the value will be adjusted as additional development costs are incurred. Once a property receives a certificate of occupancy, or within one year from the purchase date, whichever is earlier, the property will be appraised by an independent appraiser, approved by the independent fiduciary. We may also have the properties independently appraised earlier if circumstances warrant.

         Because of the nature of real estate assets, the Account's net asset value won't necessarily reflect the true or realizable value of its real estate assets (i.e., what the Account would get if it sold them).

         VALUING CONVENTIONAL MORTGAGES: Individual mortgages will be valued initially at their face amount. Thereafter, quarterly, we'll value the Account's fixed interest mortgage loans by discounting payments of principal and interest to their present value (using a rate at which commercial lenders would make similar mortgage loans). We'll also use this method for foreign mortgages with conventional terms. We can adjust the mortgage value more frequently if circumstances require it. Floating variable rate mortgages will generally be valued at their face amount, although we may adjust these values as market conditions dictate.

         VALUING PARTICIPATING MORTGAGES: Individual mortgages will initially be valued at their face amount. Thereafter, quarterly, we'll estimate the values of the participating mortgages by making various assumptions about occupancy rates, rental rates, expense levels, and other things. We'll use these assumptions to project the cash flow and anticipated sale proceeds from each investment over the term of the loan, or sometimes over a shorter period. To calculate sale proceeds, we'll assume that the real property underlying each investment will be sold at the end of the period used in the valuation at a price based on market assumptions for the time of the projected sale. We'll then discount the estimated cash flows and sale proceeds to their present value (using rates appropriate to then-current market conditions).

         NET OPERATING INCOME: The Account usually receives operating income from its investments intermittently, not daily. In fairness to participants, we estimate the Account's net operating income rather than applying it when we actually receive it, and assume that the Account has earned (accrued) a proportionate amount of that estimated amount daily. You bear the risk that, until we adjust the estimates when we receive actual income reports, the Account could be under- or over-valued.

         Every year, we prepare a month-by-month estimate of the revenues and expenses (estimated net operating income) for each of the Account's properties. Each day, we add the appropriate fraction of the estimated net operating income for the month to the Account's net asset value.

         Every month, the Account receives a report of the actual operating results for the prior month for each property (actual net operating income). We then recognize the actual net operating income on the accounting records of the Account and adjust the outstanding daily accrued receivable accordingly. As the Account actually receives cash from a property, we'll adjust the daily accrued receivable and other accounts appropriately.

         ADJUSTMENTS: We can adjust the value of an investment if we believe events or market conditions (such as a borrower's or tenant's default) have affected how much the Account could get if it sold the investment. We may not always be aware of each event that might require a valuation adjustment, and because our evaluation is based on subjective factors, we may not in all cases make adjustments where changing conditions could affect the value of an investment.

         The independent fiduciary will need to approve adjustments to any valuation of one or more properties that

         o is made within three months of the annual independent appraisal or

         o    results in an increase or decrease of:

              * more than 6 percent of the value of any of the Account's properties since the last independent annual appraisal

              * more than 2 percent in the value of the Account since the prior month or

              * more than 4 percent in the value of the Account within any quarter.

         RIGHT TO CHANGE VALUATION METHODS: If we decide that a different valuation method would reflect the value of a real estate-related investment more accurately, we may use that method if the independent fiduciary consents. Changes in TIAA's valuation methods could change the Account's net asset value and change the values at which participants purchase or redeem Account interests.

VALUING OTHER INVESTMENTS

         DEBT SECURITIES AND MONEY MARKET INSTRUMENTS: We value fixed income securities (including money market instruments) for which market quotations are readily available at the most recent bid price or the equivalent quoted yield for those securities (or those of comparable maturity, quality, and type). We obtain values for money market instruments with maturities of one year or less either from one or more of the major market makers for those securities or from one or more financial information services. We use an independent pricing service to value securities with maturities longer than one year except when we believe prices do not accurately reflect the fair value of these securities.

         EQUITY SECURITIES: We value equity securities (including REITs) listed or traded on the New York Stock Exchange or the American Stock Exchange at their last sale price on the valuation day. If no sale is reported that day, we use the mean of the closing bid and asked prices. Equity securities listed or traded on any other exchange are valued in a comparable manner on the principal exchange where traded.

         We value equity securities traded on the NASDAQ Stock Market's National Market at their last sale price on the valuation day. If no sale is reported that day, we use the mean of the closing bid and asked prices. Other U.S. over-the-counter equity securities are valued at the mean of the closing bid and asked prices.

         FOREIGN SECURITIES: To value investments traded on a foreign exchange or in foreign markets, we use their closing values under the generally accepted valuation method in the country where traded, as of the valuation date. We convert this to U.S. dollars at the exchange rate in effect on the valuation day.

         INVESTMENTS LACKING CURRENT MARKET QUOTATIONS: We value securities or other assets for which current market quotations are not readily available at fair value as determined in good faith under the direction of the Investment Committee of TIAA's Board of Trustees and in accordance with the responsibilities of TIAA's Board as a whole. In evaluating fair value for the Account's interest in commingled investment vehicles, the Account will generally look to the value periodically assigned to interests by the issuer. When possible, the Account will seek to have input in formulating the issuer's valuation methodology.

EXPENSE DEDUCTIONS

         Deductions are made each valuation day from the net assets of the Account for various services required to manage investments, administer the Account and the contracts, and to cover certain risks borne by TIAA. Services are performed at cost by TIAA and TIAA-CREF

Individual & Institutional Services, Inc. ("Services"), a subsidiary of TIAA. Because services are provided at cost, we expect that expense deductions will be relatively low. TIAA guarantees that in the aggregate, the expense charges will never be more than 2.50% of average net assets per year.

         The current annual expense deductions are:


--------------------------------------------------------------------------------------------------------------------
                                         PERCENT OF NET
                                            ASSETS
TYPE OF EXPENSE DEDUCTION                  ANNUALLY                      SERVICES PERFORMED
--------------------------------------------------------------------------------------------------------------------
Investment Management                  |     0.245%    |  For TIAA's investment advice, portfolio accounting,
                                       |               |  custodial services, and similar services, including
                                       |               |  independent fiduciary and appraisal fees
--------------------------------------------------------------------------------------------------------------------
Administration                         |     0.245%    |  For Services' administrative services, such as allocating
                                       |               |  premiums and paying annuity income
--------------------------------------------------------------------------------------------------------------------
Distribution                           |     0.040%    |  For Services' expenses related to distributing the annuity
                                       |               |  contracts
--------------------------------------------------------------------------------------------------------------------
Mortality and Expense Risk             |     0.070%    |  For TIAA's bearing certain mortality and expense risks
--------------------------------------------------------------------------------------------------------------------
Liquidity Guarantee                    |     0.030%    |  For TIAA's liquidity guarantee
--------------------------------------------------------------------------------------------------------------------
TOTAL ANNUAL EXPENSE DEDUCTION         |     0.630%    |  FOR TOTAL SERVICES TO THE ACCOUNT
--------------------------------------------------------------------------------------------------------------------

         After the end of every quarter, we reconcile how much we deducted as discussed above with the expenses the Account actually incurred. If there is a difference, we add it to or deduct it from the Account in equal daily installments over the remaining days in the quarter. Since our at-cost deductions are based on projections of Account assets and overall expenses, the size of any adjusting payments will be directly affected by how different our projections are from the Account's actual assets or expenses. While our projections of Account asset size (and resulting expense fees) are based on our best estimates, the size of the Account's assets can be affected by many factors, including premium growth, participant transfers into or out of the Account, and any changes in the value of portfolio holdings. Historically, the adjusting payments have generally been small and have resulted in both upward and downward adjustments to the Account's expense deductions for the following quarter.

         TIAA's board can revise the deduction rates from time to time to keep deductions as close as possible to actual expenses.

         Currently there are no deductions from premiums or withdrawals, but we might change this in the future. Property expenses, brokers' commissions, transfer taxes, and other portfolio expenses are charged directly to the Account.




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



THE CONTRACTS

         TIAA offers the Real Estate Account as a variable option for the annuity contracts described below. Some employer plans may not offer the Real Estate Account as an option for RA, GRA, GSRA, or Keogh contracts. The Account is not available in California.

RA (RETIREMENT ANNUITY) AND GRA (GROUP RETIREMENT ANNUITY)

         RA and GRA contracts are used mainly for employee retirement plans. RA contracts are issued directly to you. GRA contracts, which are group contracts, are issued through an agreement between your employer and TIAA.

         Depending on the terms of your plan, RA and GRA premiums can be paid by your employer, you, or both. If you're paying some of or the entire periodic premium, your contributions can be in either pre-tax dollars by salary reduction or after-tax dollars by payroll deduction. You can also transfer funds from another investment choice under your employer's plan to your contract. For RAs only, you can make contributions directly to TIAA. Ask your employer for more information about these contracts.

SRA (SUPPLEMENTAL RETIREMENT ANNUITY) AND GSRA (GROUP
SUPPLEMENTAL RETIREMENT ANNUITY)

         These are for voluntary tax-deferred annuity (TDA) plans and 401(k) plans. SRA contracts are issued directly to you. GSRA contracts, which are group contracts, are issued through an agreement between your employer and TIAA. Your employer pays premiums in pre-tax dollars through salary reduction. Although you can't pay premiums directly, you can transfer amounts from other TDA plans.

CLASSIC IRA

         Classic IRAs are individual contracts issued directly to you. You and your spouse can each open a Classic IRA with an annual contribution of up to $3,000 or by rolling over funds from another IRA or retirement plan, if you meet our eligibility requirements. If you are age 50 or older, you may contribute up to $3,500. The combined limit for your contributions to a Classic IRA and a Roth IRA for a single year is $3,000, or $3,500 if you are age 50 or older, excluding rollovers. We can't issue you a joint contract.

ROTH IRA

         Roth IRAs are also individual contracts issued directly to you. You or your spouse can each open a Roth IRA with an annual contribution up to $3,000 or with a rollover from another IRA or a Classic IRA issued by TIAA if you meet our eligibility requirements. If you are age 50 or older you may contribute up to $3,500. The combined limit for your contributions to a Classic IRA and a Roth IRA for a single year is $3,000, or $3,500 if you are age 50 or older, excluding rollovers. We can't issue you a joint contract.

         Classic and Roth IRAs may together be referred to as "IRAs" in this prospectus.

GA (GROUP ANNUITY) AND INSTITUTIONALLY-OWNED GSRA

         These are used exclusively for employee retirement plans and are issued directly to your employer or your plan's trustee. Your employer pays premiums directly to TIAA (you can't pay the premiums directly to TIAA) and your employer or the plan's trustee may control the allocation of contributions and transfers to and from these contracts. If a GA or GSRA contract is issued pursuant to your plan, the rules relating to transferring and withdrawing your money, receiving any annuity income or death benefits, and the timing of payments may be different, and are determined by your plan. Ask your employer or plan administrator for more information.

KEOGHS

         TIAA also offers contracts for Keogh plans. If you are a self-employed individual who owns an unincorporated business, you can use our Keogh contracts for a Keogh plan, and cover common law employees, subject to our eligibility requirements.

IRA AND KEOGH ELIGIBILITY

         You or your spouse can set up a TIAA Classic or Roth IRA or a Keogh if you're a current or retired employee or trustee of an eligible institution, or if you own a TIAA or CREF annuity or a TIAA individual insurance contract. To be considered a retired employee for this purpose, an individual must be at least 55 years old and have completed at least three years of service at an eligible institution. In the case of partnerships, at least half the partners must be eligible individuals and the partnership itself must be primarily engaged in education or research. Eligibility may be restricted by certain income limits on opening Roth IRA contracts.

STARTING OUT

         We'll issue you a TIAA contract when we receive your completed application or enrollment form. Your premiums will be credited to the Real Estate Account as of the business day we receive them.

         If we receive premiums from your employer before your application or enrollment form, we'll invest the money in the CREF Money Market Account until we receive your form. We'll transfer and credit the amount you've specified to the Real Estate Account as of end of the business day we receive your completed form. If the allocation instructions on your application or enrollment form are incomplete, violate plan restrictions, or total more than 100 percent, we'll invest your premiums in the CREF Money Market Account. If your allocation instructions total less than 100 percent, we'll credit the percentage that is not allocated to a specific account to the CREF Money Market Account. The balance with be invested as you instructed. After we receive a complete and correct application, we'll follow your allocation instructions for future premiums. However, any amounts that we credited to the CREF Money Market Account before we received correct instructions will be transferred to the Real Estate Account only on request, and will be credited as of the business day we receive that request.

         TIAA doesn't restrict the amount or frequency of premiums to your RA, GRA, and IRA contracts, although we may in the future. Your employer's retirement plan may limit your premium amounts, while the Internal Revenue Code limits the total annual premiums you may invest in plans qualified for favorable tax treatment. If you pay premiums directly to an RA or IRA, the premiums and any earnings are not subject to your employer's plan.

         In most cases (subject to any restriction we may impose, as described in this prospectus), TIAA will accept premiums to a contract at any time during your accumulation period. Once your first premium has been paid, your TIAA contract can't lapse or be forfeited for nonpayment of premiums. TIAA can stop accepting premiums to contracts at any time.

CHOOSING AMONG THE TIAA AND CREF ACCOUNTS

         You can allocate all or part of your premiums to the Real Estate Account, unless your employer's plan precludes that choice. You can also allocate premiums to TIAA's traditional annuity or any of the CREF variable investment accounts, if the account is available under your employer's plan.

         You can change your allocation choices for future premiums by

         o    writing to our home office

         o using the TIAA-CREF Web Center's account access feature at www.tiaa-cref.org or

         o calling our Automated Telephone Service (24 hours a day) at 800-842-2252

THE RIGHT TO CANCEL YOUR CONTRACT

         You can cancel your contract up to 30 days after you first receive it, unless we have begun making annuity payments from it. If you already had a TIAA contract prior to investing in the Real Estate Account, you have no 30-day right to cancel the contract. To cancel, mail or deliver the contract with a signed Notice of Cancellation (available by contacting TIAA) to our home office. We'll cancel the contract, then send the entire current accumulation to whomever sent the premiums. You bear the investment risk during this period (although some states require us to send back your entire premium without accounting for investment results).

DETERMINING THE VALUE OF YOUR INTEREST IN THE
ACCOUNT--ACCUMULATION UNITS

         When you pay premiums or make transfers to the Real Estate Account, you buy accumulation units. When you take a cash withdrawal, transfer from the Account, or apply funds to begin annuity income, the number of your accumulation units decrease. We calculate how many accumulation units to credit by dividing the amount you applied to the Account by its accumulation unit value at the end of the business day when we received your premium or transfer. To determine how many accumulation units to subtract for cash withdrawals and transfers, we use the accumulation unit value for the end of the business day when we receive your transaction request and all required information and documents (unless you ask for a later date).

         The accumulation unit value reflects the Account's investment experience (i.e., the real estate net operating income accrued, as well as dividends, interest and other income accrued), realized and unrealized capital gains and losses, as well as Account expense charges.

         CALCULATING ACCUMULATION UNIT VALUES: We calculate the Account's accumulation unit value at the end of each valuation day. To do that, we multiply the previous day's value by the net investment factor for the Account. The net investment factor is calculated as A divided by B, where A and B are defined as:

         A. The value of the Account's net assets at the end of the current valuation period, less premiums received during the current valuation period.

         B. The value of the Account's net assets at the end of the previous valuation period, plus the net effect of transactions made at the start of the current valuation period.

HOW TO TRANSFER AND WITHDRAW YOUR MONEY

         Generally TIAA allows you to move your money to or from the Real Estate Account in the following ways:

         o from the Real Estate Account to a CREF investment account or TIAA's traditional annuity

         o to the Real Estate Account from a CREF investment account or TIAA's traditional annuity (transfers from TIAA's traditional annuity under RA and GRA contracts are subject to restrictions, as described below)

         o    from the Real Estate Account to other companies

         o    to the Real Estate Account from other companies/plans

         o    by withdrawing cash

         o    by setting up a program of automatic withdrawals or transfers

These transactions generally must be for at least $1,000 at a time (or your entire Account accumulation, if less). These options may be limited by the terms of your employer's plan or by current tax law. Transfers and cash withdrawals are currently free. TIAA can place restrictions on transfers or charge fees for transfers and withdrawals in the future.

         Transfers and cash withdrawals are effective at the end of the business day we receive your request and all required documentation. You can also choose to have transfers and withdrawals take effect at the close of any future business day or the last calendar day of the current or any future month, even if it's not a business day. If you request a transfer at any time other than during a business day, it will be effective at the close of the next business day.

         To request a transfer or to withdraw cash:

         o write to TIAA's home office at 730 Third Avenue, New York, NY 10017-3206

         o    call us at 800 842-2252 or

         o for internal transfers, using the TIAA-CREF Web Center's account access feature at www.tiaa-cref.org

         You may be required to complete and return certain forms to effect these transactions. We can suspend or terminate your ability to transact by telephone, over the Internet, or by fax at any time, for any reason.

         Before you transfer or withdraw cash, make sure you understand the possible federal and other income tax consequences. See "Taxes," page __.

TRANSFERS TO AND FROM OTHER TIAA-CREF ACCOUNTS

         Once every calendar quarter you can transfer some or all of your accumulation in the Real Estate Account to TIAA's traditional annuity, to one of the CREF accounts or to mutual funds offered under the terms of your plan. Transfers to certain CREF accounts may be restricted by your employer's plan.

         You can also transfer some or all of your accumulation in TIAA's traditional annuity, in your CREF accounts or in the mutual funds offered under the terms of your plan to the Real Estate Account, if your employer's plan offers the Account. Transfers from TIAA's traditional annuity to the Real Estate Account under RA and GRA contracts take place in roughly equal installments over a ten-year period through a TIAA transfer payout annuity. There are no similar restrictions on transfers from TIAA's traditional annuity under SRA, GSRA, IRA, or Keogh contracts.

         Because excessive transfer activity can hurt Account performance and other participants, we may further limit how often you transfer or otherwise modify the transfer privilege.

TRANSFERS TO OTHER COMPANIES

         Generally you may transfer funds from the Real Estate Account to a company other than TIAA or CREF, subject to certain tax restrictions. This right may be limited by your employer's plan. If your employer participates in our special transfer services program, we can make automatic monthly transfers from your RA or GRA contract to another company, and the $1,000 minimum will not apply to these transfers.

TRANSFERS FROM OTHER COMPANIES/PLANS

         Subject to your employer's plan, you can usually transfer or rollover money from another 403(b) or 401(a)/403(a) and governmental 457(b) retirement plan to your TIAA contract. You may also rollover before-tax amounts in a Classic IRA to 403(b) plans, 401(a)/403(a) plans or eligible governmental 457(b) plans, provided such employer plans agree to accept the rollover. Similarly, you may be able to rollover funds from 401(a), 403(a), 403(b) and governmental 457(b) plans to a TIAA Classic IRA. Funds in a private 457(b) plan can be transferred to another private 457(b) plan only. Accumulations in private 457(b) plans may not be rolled over to a qualified plan (e.g., a 401(a) plan), a 403(b) plan, a governmental 457(b) plan or an IRA.

WITHDRAWING CASH

         You may withdraw cash from your SRA, GSRA, IRA, or Keogh Real Estate Account accumulation at any time during the accumulation period, provided federal tax law permits it (see below). Cash withdrawals from your RA or GRA accumulation may be limited by the terms of your employer's plan and federal tax law. Normally, you can't withdraw money from a contract if you've already begun receiving lifetime annuity income.

         Current federal tax law restricts your ability to make cash withdrawals from your accumulation under most voluntary salary reduction agreements. Withdrawals are generally available only if you reach age 59 1/2, leave your job, become disabled, or die, or if your employer terminates its retirement plan. If your employer's plan permits, you may also be able to withdraw money if you encounter hardship, as defined by the IRS, but hardship withdrawals can be from contributions only, not investment earnings. You may be subject to a 10 percent penalty tax if you make a withdrawal before you reach age 59 1/2, unless an exception applies to your situation.

         Under current federal tax law, you are not permitted to withdraw from 457(b) plans earlier than the calendar year in which you reach age 70 1/2 or leave your job or are faced with an unforeseeable emergency (as defined by law). There are generally no early withdrawal tax penalties if you withdraw under any of these circumstances (i.e., no 10% tax on distributions prior to age 59 1/2).

         Special rules and restrictions apply to Classic and Roth IRAs.

SYSTEMATIC WITHDRAWALS AND TRANSFERS

         If your employer's plan allows, you can set up a program to make cash withdrawals or transfers automatically by specifying that we withdraw or transfer from your Real Estate Account accumulation any fixed number of accumulation units, dollar amount, or percentage of accumulation until you tell us to stop or until your accumulation is exhausted. Currently, the program must be set up so that at least $100 is automatically withdrawn or transferred at a time.

POSSIBLE RESTRICTIONS ON PREMIUMS AND TRANSFERS TO THE ACCOUNT

         From time to time we may stop accepting premiums for and/or transfers into the Account. We might do so if, for example, we can't find enough appropriate real estate-related investment opportunities at a particular time. Whenever reasonably possible, we will notify you before we decide to restrict premiums and/or transfers. However, because we may need to respond quickly to changing market conditions, we reserve the right to stop accepting premiums and/or transfers at any time without prior notice.

         If we decide to stop accepting premiums into the Account, amounts that would otherwise be allocated to the Account will be allocated to the CREF Money Market Account instead, unless you give us other allocation instructions. We will not transfer these amounts out of the CREF Money Market Account when the restriction period is over, unless you request that we do so. However, we will resume allocating premiums to the Account on the date we remove the restrictions.

MARKET TIMING POLICY

         There are participants who may try to profit from transferring money back and forth among the CREF accounts, the Real Estate Account, and mutual funds available under the terms of your plan, in an effort to "time" the market. As money is shifted in and out of these accounts, we incur transaction costs, including, among other things, expenses for buying and selling securities. These costs are borne by all participants, including long-term investors who do not generate the costs. To discourage this market-timing activity, participants who make more than three transfers out of any CREF account (other than the CREF Money Market Account) in a calendar month will be advised that if this transfer frequency continues, we will suspend their ability to make telephone, fax and Internet transfers. We have the right to modify our policy at any time without advance notice.


RECEIVING ANNUITY INCOME

THE ANNUITY PERIOD IN GENERAL

         You can receive an income stream from all or part of your Real Estate Account accumulation. Unless you opt for a lifetime annuity, generally you must be at least age 59 1/2 to begin receiving annuity income payments from your annuity contract free of a 10 percent early distribution penalty tax. Your employer's plan may also restrict when you can begin income payments. Under the minimum distribution rules, you generally must begin receiving some payments from your contract shortly after you reach the later of age 70 1/2 or you retire. Also, you can't begin a one-life annuity after you reach age 90, nor may you begin a two-life annuity after either you or your annuity partner reach age 90.

         Your income payments may be paid out from the Real Estate Account through a variety of income options. You can pick a different income option for different portions of your accumulation, but once you've started payments you usually can't change your income option or annuity partner for that payment stream.

         Usually income payments are monthly. You can choose quarterly, semi-annual, and annual payments as well. (TIAA has the right to not make payments at any interval that would cause the initial payment to be less than $100.) We'll send your payments by mail to your home address or, on your request, by mail or electronic funds transfer to your bank.

         Your initial income payments are based on the value of your accumulation on the last valuation day before the annuity starting date. Your payments change after the initial payment based on the Account's investment experience and the income change method you choose.

         There are two income change methods for annuity payments: annual and monthly. Under the annual income change method, payments from the Account change each May 1, based on the net investment results during the prior year (April 1 through March 31). Under the monthly income change method, payments from the Account change every month, based on the net investment results during the previous month. For the formulas used to calculate the amount of annuity payments, see page 40. The total value of your annuity payments may be more or less than your total premiums.

ANNUITY STARTING DATE

         Generally, you pick an annuity starting date when you first apply for a TIAA contract but you can change this date at any time prior to the day before that annuity starting date. Ordinarily, annuity payments begin on your annuity starting date, provided we have received all documentation necessary for the income option you've picked. If something's missing, we'll defer your annuity starting date until we receive it. Your first annuity check may be delayed while we process your choice of income options and calculate the amount of your initial payment. Any premiums received within 70 days after payments begin may be used to provide additional annuity income. Premiums received after 70 days will remain in your accumulating annuity contract until you give us further instructions. Ordinarily, your first annuity payment can be made on any business day between the first and twentieth of any month.

INCOME OPTIONS

         Both the number of annuity units you purchase and the amount of your income payments will depend on which income option you pick. Your employer's plan, tax law and ERISA may limit which income options you can use to receive income from an RA or GRA, GSRA or Keogh. Ordinarily you'll choose your income options shortly before you want payments to begin, but you can make or change your choice any time before your annuity starting date.

         All Real Estate Account income options provide variable payments, and the amount of income you receive depends in part on the investment experience of the Account. The current options are:

         o One-Life Annuity with or without Guaranteed Period: Pays income as long as you live. If you opt for a guaranteed period (10, 15 or 20 years) and you die before it's over, income payments will continue to your beneficiary until the end of the period. If you don't opt for a guaranteed period, all payments end at your death--so that it's possible for you to receive only one payment if you die less than a month after payments start.

         o Annuity for a Fixed Period: Pays income for any period you choose from 5 to 30 years.

         o Two-Life Annuities: Pays income to you as long as you live, then continues at either the same or a reduced level for the life of your annuity partner. There are three types of two-life annuity options, all available with or without a guaranteed period--Full Benefit to Survivor, Two-Thirds Benefit to Survivor, and a Half-Benefit to Annuity Partner. Under the Two-Thirds Benefit to Survivor option, payments to you will be reduced upon the death of your annuity partner.

         o Minimum Distribution Option ("MDO") Annuity: Generally available only if you must begin annuity payments under the Internal Revenue Code minimum distribution requirements. (Some employer plans allow you to elect this option earlier--contact TIAA for more information.) The option pays an amount designed to fulfill the distribution requirements under federal tax law. You must apply your entire accumulation under a contract if you want to use the MDO annuity. It is possible that income under the MDO annuity will cease during your lifetime. Prior to age 90, you can apply any remaining part of an accumulation applied to the MDO annuity to any other income option for which you're eligible. Using an MDO won't affect your right to take a cash withdrawal of any accumulation not yet distributed.

         For any of the income options described above, current federal tax law says that your guaranteed period can't exceed the joint life expectancy of you and your beneficiary or annuity partner.

         Other income options may become available in the future, subject to the terms of your retirement plan and relevant federal and state laws. For more information about any annuity option, please contact us.

         RECEIVING LUMP SUM PAYMENTS (RETIREMENT TRANSITION BENEFIT): If your employer's plan allows, you may be able to receive a single sum payment of up to 10 percent of the value of any part of an RA or GRA accumulation being converted to annuity income on the annuity starting date. Of course, if your employer's plan allows cash withdrawals, you can take a larger amount (up to 100 percent) of your Real Estate Account accumulation as a cash payment. The retirement transition benefit will be subject to current federal income tax requirements and possible early distribution penalties. See "Taxes," page __.

         If you haven't picked an income option when the annuity starting date arrives for your RA, GRA, SRA or GSRA contract, TIAA usually will assume you want the ONE-LIFE ANNUITY WITH 10-YEAR GUARANTEED PERIOD if you're unmarried, paid from TIAA's traditional annuity. If you're married, we may assume for you a SURVIVOR ANNUITY WITH HALF-BENEFIT TO ANNUITY PARTNER WITH A 10-YEAR GUARANTEED PERIOD, with your spouse as your annuity partner, paid from TIAA's traditional annuity. If you haven't picked an income option when the annuity starting date arrives for your IRA, we may assume you want the MINIMUM DISTRIBUTION OPTION annuity.



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TRANSFERS DURING THE ANNUITY PERIOD

         After you begin receiving annuity income, you can transfer all or part of the future annuity income payable once each calendar quarter (i) from the Real Estate Account into a "comparable annuity" payable from a CREF account or TIAA's traditional annuity, or (ii) from a CREF account into a comparable annuity payable from the Real Estate Account. Comparable annuities are those which are payable under the same income option, and have the same first and second annuitant, and remaining guaranteed period.

         We'll process your transfer on the business day we receive your request. You can also choose to have a transfer take effect at the close of any future business day, or the last calendar day of the current or any future month, even if it's not a business day. Transfers under the annual income payment method will affect your annuity payments beginning on the May 1 following the March 31 which is on or after the effective date of the transfer. Transfers under the monthly income payment method and all transfers into TIAA's traditional annuity will affect your annuity payments beginning with the first payment due after the monthly payment valuation day that is on or after the transfer date. You can switch between the annual and monthly income change methods, and the switch will go into effect on the following March 31.

ANNUITY PAYMENTS

         The amount of annuity payments we pay you or your beneficiary (annuitant) will depend upon the number and value of the annuity units payable. The number of annuity units is first determined on the day before the annuity starting date. The amount of the annuity payments will change according to the income change method chosen.

         Under the annual income change method, the value of an annuity unit for payments is redetermined on March 31 of each year--the payment valuation day. Annuity payments change beginning May 1. The change reflects the net investment experience of the Real Estate Account. The net investment experience for the twelve months following each March 31 revaluation will be reflected in the following year's value.

         Under the monthly income change method, the value of an annuity unit for payments is determined on the payment valuation day, which is the 20th day of the month preceding the payment due date or, if the 20th is not a business day, the preceding business day. The monthly changes in the value of an annuity unit reflect the net investment experience of the Real Estate Account.

         The formulas for calculating the number and value of annuity units payable are described below.

         CALCULATING THE NUMBER OF ANNUITY UNITS PAYABLE: When a participant or a beneficiary converts the value of all or a portion of his or her accumulation into an income-paying contract, the number of annuity units payable from the Real Estate Account under an



42

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income change method is determined by dividing the value of the Account accumulation to be applied to provide the annuity payments by the product of the annuity unit value for that income change method and an annuity factor. The annuity factor as of the annuity starting date is the value of an annuity in the amount of $1.00 per month beginning on the first day such annuity units are payable, and continuing for as long as such annuity units are payable.

         The annuity factor will reflect interest assumed at the effective annual rate of 4 percent, and the mortality assumptions for the person(s) on whose life (lives) the annuity payments will be based. Mortality assumptions will be based on the then-current settlement mortality schedules for this Account. Annuitants bear no mortality risk under their contracts--actual mortality experience will not reduce annuity payments after they have started. TIAA may change the mortality assumptions used to determine the number of annuity units payable for any future accumulations converted to provide annuity payments.

         The number of annuity units payable under an income change method under your contract will be reduced by the number of annuity units you transfer out of that income change method under your contract. The number of annuity units payable will be increased by any internal transfers you make to that income change method under your contract.

         VALUE OF ANNUITY UNITS: The Real Estate Account's annuity unit value is calculated separately for each income change method for each business day and for the last calendar day of each month. The annuity unit value for each income change method is determined by updating the annuity unit value from the previous valuation day to reflect the net investment performance of the Account for the current valuation period relative to the 4 percent assumed investment return. In general, your payments will increase if the performance of the Account is greater than 4 percent and decrease if the value is less than 4 percent. The value is further adjusted to take into account any changes expected to occur in the future at revaluation either once a year or once a month, assuming the Account will earn the 4 percent assumed investment return in the future.

         The initial value of the annuity unit for a new annuitant is the value determined as of the day before annuity payments start.

         For participants under the annual income change method, the value of the annuity unit for payments remains level until the following May 1. For those who have already begun receiving annuity income as of March 31, the value of the annuity unit for payments due on and after the next succeeding May 1 is equal to the annuity unit value determined as of such March 31.

         For participants under the monthly income change method, the value of the annuity unit for payments changes on the payment valuation day of each month for the payment due on the first of the following month.

         TIAA reserves the right, subject to approval by the Board of Trustees, to modify the manner in which the number and/or value of annuity units is calculated in the future.



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DEATH BENEFITS

AVAILABILITY; CHOOSING BENEFICIARIES

         TIAA may pay death benefits if you or your annuity partner die during the accumulation or annuity period. When you purchase your annuity contract, you name one or more beneficiaries to receive the death benefit if you die. You can change your beneficiaries anytime before you die, and, unless you instruct otherwise, your annuity partner can do the same after your death.

YOUR SPOUSE'S RIGHTS

         Your choice of beneficiary for death benefits may, in some cases, be subject to the consent of your spouse. Similarly, if you are married at the time of your death, federal law may require a portion of the death benefit be paid to your spouse even if you have named someone else as beneficiary. If you die without having named any beneficiary, any portion of your death benefit not payable to your spouse will go to your estate.

AMOUNT OF DEATH BENEFIT

         If you die during the accumulation period, the death benefit is the amount of your accumulation. If you and your annuity partner die during the annuity period while payments are still due under a fixed-period annuity or for the remainder of a guaranteed period, the death benefit is the value of the remaining guaranteed payments.

METHODS OF PAYMENT OF DEATH BENEFITS

         Generally, you can choose for your beneficiary the method we'll use to pay the death benefit, but few participants do this. If you choose a payment method, you can also block your beneficiaries from changing it. Most people leave the choice to their beneficiaries. We can block any choice if its initial payment is less than $25. Beginning in late 2001 or 2002, if death occurs while your contract is in the accumulation stage, in most cases we'll pay the death benefit using the TIAA-CREF Savings & Investment Plan. We won't do this if you preselected another option or if the beneficiary elects another option. Some beneficiaries aren't eligible for the TIAA-CREF Savings & Investment Plan. If your beneficiary isn't eligible and doesn't specifically tell us to start paying death benefits within a year of your death, we can start making payments to them over five years using the fixed-period annuity method of payment.

         PAYMENTS DURING THE ACCUMULATION PERIOD: Currently, the available methods of payment for death benefits from funds in the accumulation period are:

         o SINGLE-SUM PAYMENT, in which the entire death benefit is paid to your beneficiary at once;



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         o    ONE-LIFE ANNUITY WITH OR WITHOUT GUARANTEED PERIOD, in which the death benefit is paid monthly for the life of the beneficiary or through the guaranteed period;

         o    ANNUITY FOR A FIXED PERIOD OF 2 TO 30 YEARS;

         o ACCUMULATION-UNIT DEPOSIT OPTION, which pays a lump sum at the end of a fixed period, ordinarily two to five years, during which period the accumulation units deposited participate in the Account's investment experience (generally the death benefit value must be at least $5,000); and

         o MINIMUM DISTRIBUTION OPTION, which automatically pays income according to the Internal Revenue Code's minimum distribution requirements. It operates in much the same way as the MDO annuity income option. It's possible, under this method, that your beneficiary won't receive income for life.

         Death benefits are usually paid monthly (unless you chose a single-sum method of payment), but your beneficiary can switch them to quarterly, semi-annual, or annual payments.

         PAYMENTS DURING THE ANNUITY PERIOD: If you and your annuity partner die during the annuity period, your beneficiary can choose to receive any remaining guaranteed periodic payments due under your contract. Alternatively, your beneficiary can choose to receive the commuted value of those payments in a single sum unless you have indicated otherwise. The amount of the commuted value will be different than the total of the periodic payments that would otherwise be paid.

         Ordinarily, death benefits are subject to federal estate tax. Generally, if taken as a lump sum, death benefits would be taxed like complete withdrawals. If taken as annuity benefits, death benefits would be taxed like annuity payments. For more information on death benefits, see the discussion under "Taxes" below, or for further detail, contact TIAA.

TAXES

         This section offers general information concerning federal taxes. It doesn't cover every situation. Tax treatment varies depending on the circumstances, and state and local taxes may also be involved. For complete information on your personal tax situation, check with a qualified tax advisor.

HOW THE REAL ESTATE ACCOUNT IS TREATED FOR TAX PURPOSES

         The Account is not a separate taxpayer for purposes of the Internal Revenue Code--its earnings are taxed as part of TIAA's operations. Although TIAA is not expected to owe any federal income taxes on the Account's earnings, if TIAA does incur taxes attributable to the Account, it may make a corresponding charge against the Account.






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TAXES IN GENERAL

         During the accumulation period, Real Estate Account premiums paid in before-tax dollars, employer contributions and earnings attributable to these amounts are not taxed until they're withdrawn. Annuity payments, single-sum withdrawals, systematic withdrawals, and death benefits are usually taxed as ordinary income. Premiums paid in after-tax dollars aren't taxable when withdrawn, but earnings attributable to these amounts are taxable. Death benefits are usually also subject to federal estate and state estate or inheritance taxation. Generally, transfers between qualified retirement plans are not taxed.

         Generally, contributions you can make under an employer's plan are limited by federal tax law. Employee voluntary salary reduction contributions to 403(b) and 401(k) plans are limited to $11,000 per year ($12,000 per year if you are age 50 or older). Certain long-term employees may be able to defer up to $14,000 per year in a 403(b) plan ($15,000 per year if you are age 50 or older). Contributions to Classic and Roth IRAs, other than rollover contributions, cannot generally exceed $3,000 per year ($3,500 per year for taxpayers age 50 or older).

         The maximum contribution limit to a 457(b) non-qualified deferred compensation plan for employees of state and local governments for 2001 is $11,000 ($12,000 if you are age 50 or older in governmental 457(b) plans). Special catch up rules may permit a higher contribution in one or more of the last three years prior to an individual's normal retirement age under the plan.

EARLY DISTRIBUTIONS

         If you want to withdraw funds or begin receiving income from any 401(a), 403(a), or 403(b) retirement plan or an IRA before you reach age 59 1/2, you may have to pay a 10 percent early distribution tax on the taxable amount. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10 percent penalty tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made. You won't have to pay this tax in certain circumstances. Early distributions from 457(b) plans are not subject to a 10% penalty tax unless, in the case of a governmental 457(b) plan, the distribution includes amounts rolled over to the plan from an IRA, 401(a)/403(a), or 403(b) plan. Consult your tax advisor for more information.

MINIMUM DISTRIBUTION REQUIREMENTS

         In most cases, payments must begin by April 1 of the year after the year you reach age 70 1/2, or if later, by retirement. For Classic IRAs, and with respect to 5 percent or more owners of the business covered by a Keogh plan, payments must begin by April 1 of the year after you



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



reach age 70 1/2. Under the terms of certain retirement plans, the plan administrator may direct us to make the minimum distributions required by law even if you do not elect to receive them. In addition, if you don't begin distributions on time, you may be subject to a 50 percent excise tax on the amount you should have received but did not. Roth IRAs are generally not subject to these rules and do not require that any distributions be made prior to your death.

WITHHOLDING ON DISTRIBUTIONS

         If we send an "eligible rollover" distribution directly to you, federal law requires us to withhold 20 percent from the taxable portion. If we roll over such a distribution directly to an IRA or employer plan, we do not withhold any federal income tax. The 20 percent withholding also does not apply to certain "non-eligible" distributions such as payments from IRAs, hardships withdrawals, lifetime annuity payments, substantially equal periodic payments over your life expectancy or over 10 or more years, or minimum distribution payments.

         For the taxable portion of non-eligible rollover distributions, we will usually withhold federal income taxes unless you tell us not to and you are eligible to avoid withholding. However, if you tell us not to withhold but we don't have your taxpayer identification number on file, we still are required to deduct taxes. These rules also apply to distributions from governmental 457(b) plans. In general, all amounts received under a private 457(b) plan are taxable and are subject to federal income tax withholding as wages. Nonresident aliens who pay U.S. taxes are subject to different withholding rules.


POSSIBLE TAX LAW CHANGES

         Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of your contract could change by legislation or otherwise. Consult a tax adviser with respect to legislative developments and their effect on your contract.

         We have the right to modify the contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract owners currently receive. We make no guarantee regarding the tax status of any contract and do not intend the above discussion as tax advice.


GENERAL MATTERS

MAKING CHOICES AND CHANGES

         You may have to make certain choices or changes (e.g., changing your income option, making a cash withdrawal) by written notice satisfactory to us and received at our home office or at some other location that we have specifically designated for that purpose. When we receive a notice of a change in beneficiary or other person named to receive payments, we'll execute the change as of the date it was signed, even if the signer has died in the meantime. We execute all other changes as of the date received.

TELEPHONE AND INTERNET TRANSACTIONS

         You can use our Automated Telephone Service (ATS) or the TIAA-CREF Web Center's account access feature to check your account balances, transfer to TIAA's traditional annuity or CREF, and/or allocate future premiums among the Real Estate Account, TIAA's traditional annuity, and CREF. You will be asked to enter your Personal Identification Number (PIN) and social security number for both systems. (You can establish a PIN by calling us.) Both will lead you through the transaction process and will use reasonable procedures to confirm that instructions given are genuine. If we use such procedures, we are not responsible for incorrect or fraudulent transactions. All transactions made over the ATS and Internet are electronically recorded.

         To use the ATS, you need a touch-tone phone. The toll free number for the ATS is 800 842-2252. To use the Internet, go to the account access feature of the TIAA-CREF Web Center at http://www.tiaa-cref.org.

         We can suspend or terminate your ability to transact by telephone, over the Internet, or by fax at any time, for any reason.

VOTING RIGHTS

         You don't have the right to vote on the management and operation of the Account directly; however, you may send ballots to advise the TIAA Board of Overseers about voting for nominees for the TIAA Board of Trustees.

ELECTRONIC PROSPECTUS

         If you received this prospectus electronically and would like a paper copy, please call 800 842-2733, extension 5509, and we will send it to you. Under certain circumstances where we are legally required to deliver a prospectus to you, we cannot send you a prospectus electronically unless you've consented.

HOUSEHOLDING

         To lower costs and eliminate duplicate documents sent to your home, we may begin mailing only one copy of the Account's prospectus, prospectus supplements or any other required documents to your household, even if more than one participant lives there. If you would prefer to continue receiving your own copy of any of these documents, you may call us toll-free at 800 842-2733, extension 5509, or write us.



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MISCELLANEOUS POLICIES

         IF YOU'RE MARRIED: If you're married, you may be required by law or your employer's plan to get advance written consent from your spouse before we make certain transactions for you. If you're married at your annuity starting date, you may also be required by law or your employer's plan to choose an income option that provides survivor annuity income to your spouse, unless he or she waives that right in writing. There are limited exceptions to the waiver requirement.

         TEXAS OPTIONAL RETIREMENT PROGRAM RESTRICTIONS: If you're in the Texas Optional Retirement Program, you or your beneficiary can redeem some or all of your accumulation only if you retire, die, or leave your job in the state's public institutions of higher education.

         ASSIGNING YOUR CONTRACT: Generally, neither you nor your beneficiaries can assign your ownership of a TIAA retirement contract to anyone else.

         OVERPAYMENT OF PREMIUMS: If your employer mistakenly sends more premiums on your behalf than you're entitled to under your employer's retirement plan or the Internal Revenue Code, we'll refund them to your employer as long as we're requested to do so (in writing) before you start receiving annuity income. Any time there's a question about premium refunds, TIAA will rely on information from your employer. If you've withdrawn or transferred the amounts involved from your accumulation, we won't refund them.

         ERRORS OR OMISSIONS: We reserve the right to correct any errors or omissions on any form, report, or statement that we send you.

         PAYMENT TO AN ESTATE, GUARDIAN, TRUSTEE, ETC.: We reserve the right to pay in one sum the commuted value of any benefits due an estate, corporation, partnership, trustee, or other entity not a natural person. Neither TIAA nor the Account will be responsible for the conduct of any executor, trustee, guardian, or other third party to whom payment is made.

         BENEFITS BASED ON INCORRECT INFORMATION: If the amounts of benefits provided under a contract were based on information that is incorrect, benefits will be recalculated on the basis of the correct data. If the Account has overpaid or underpaid, appropriate adjustments will be made.

         PROOF OF SURVIVAL: We reserve the right to require satisfactory proof that anyone named to receive benefits under a contract is living on the date payment is due. If we have not received this proof after we request it in writing, the Account will have the right to make reduced payments or to withhold payments entirely until such proof is received.




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DISTRIBUTOR

         The annuity contracts are offered continuously by TIAA-CREF Individual & Institutional Services, Inc. (Services), which is registered with the SEC as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. (NASD). Teachers Personal Investors Services, Inc. (TPIS), which is also registered with the SEC and is a member of the NASD, may participate in the distribution of the contracts on a limited basis. Services and TPIS are direct or indirect subsidiaries of TIAA. As already noted, distribution costs are covered by a deduction from the assets of the Account; no commissions are paid for distributing the contracts. Anyone distributing the contracts must be a registered representative of Services or TPIS, whose main offices are both at 730 Third Avenue, New York, NY 10017-3206.

STATE REGULATION

         TIAA, the Real Estate Account, and the contracts are subject to regulation by the New York Insurance Department (NYID) as well as by the insurance regulatory authorities of certain other states and jurisdictions.

         TIAA and the Real Estate Account must file with the NYID both quarterly and annual statements. The Account's books and assets are subject to review and examination by the NYID at all times, and a full examination into the affairs of the Account is made at least every five years. In addition, a full examination of the Real Estate Account operations is usually conducted periodically by some other states.

LEGAL MATTERS

         All matters involving state law and relating to the contracts, including TIAA's right to issue the contracts, have been passed upon by Charles
H. Stamm, Executive Vice President and General Counsel of TIAA. Sutherland Asbill & Brennan LLP, Washington, D.C., have passed upon legal matters relating to the federal securities laws.


EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001 as set forth in their reports. Friedman, Alpren & Green LLP, independent auditors, have audited our
(i) statement of revenues and certain expenses of [properties subject to 3-14 audit to be filed by amendment] for the year ended December 31, 2000, and (ii) statement of revenues and certain expenses of [properties subject to 3-14 audit to be filed by amendment] for the year ended December 31, 2000. We've included these



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financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's and Friedman, Alpren & Green LLP's respective reports, given on the authority of such firms as experts in accounting and auditing.

ADDITIONAL INFORMATION

INFORMATION AVAILABLE AT THE SEC

         The Account has filed with the SEC a registration statement under the Securities Act of 1933 which contains this prospectus and additional information related to the offering described in this prospectus. The Account also files annual, quarterly, and current reports, along with other information, with the SEC, as required by the Securities Exchange Act of 1934. You may read and copy the full registration statement, and any reports and information filed with the SEC for the Account, at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. This information can also be obtained through the SEC's website on the Internet (http://www.sec.gov).

OTHER REPORTS TO PARTICIPANTS

         TIAA will mail to each participant in the Real Estate Account periodic reports providing information relating to their accumulations in the Account, including premiums paid, number and value of accumulations, and withdrawals or transfers during the period, as well as such other information as may be required by applicable law or regulations.

         Further information may be obtained from TIAA at 730 Third Avenue, New York, NY 10017-3206.

FINANCIAL STATEMENTS

         The consolidated financial statements of the TIAA Real Estate Account, financial statements of certain properties purchased by the Account and condensed unaudited financial statements of TIAA follow. The full audited financial statements of TIAA, which are incorporated into this prospectus by reference, are available upon request by calling 800 842- 2733 extension 5509.

         The financial statements of TIAA should be distinguished from the consolidated financial statements of the Real Estate Account and should be considered only as bearing on the ability of TIAA to meet its obligations under the contracts. They should not be considered as bearing upon the assets held in the Real Estate Account.



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INDEX TO FINANCIAL STATEMENTS
                                                                            PAGE
                                                                            ----
TIAA REAL ESTATE ACCOUNT
AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
         Report of Management Responsibility

         Report of Audit Committee

         Report of Independent Auditors

         Consolidated Statements of Assets and Liabilities
         Consolidated Statements of Operations

         Consolidated Statements of Changes in Net Assets

         Consolidated Statements of Cash Flows

         Notes to Consolidated Financial Statements

         Consolidated Statement of Investments


PROFORMA CONDENSED FINANCIAL STATEMENTS: [TO BE FILED BY AMENDMENT]
         Proforma Condensed Statement of Assets and Liabilities

         Proforma Condensed Statement of Operations

         Notes to Proforma Condensed Financial Statements


[3-14 FINANCIAL STATEMENTS FOR SIGNIFICANT PROPERTIES] [TO BE FILED BY
AMENDMENT]:
         Report of Independent Auditors
         Statement of Revenues and Certain Expenses
         Notes to Statement of Revenues and Certain Expenses]

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
[TO BE FILED BY AMENDMENT]

         Condensed Unaudited Statutory-Basis Financial Statements

         Supplemental Information to Condensed Unaudited Statutory-Basis Financial Statements





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--------------------------------------------------------------------------------


                       REPORT OF MANAGEMENT RESPONSIBILITY



To the Participants of the
  TIAA Real Estate Account:

The accompanying financial statements of the TIAA Real Estate Account ("Account") of Teachers Insurance and Annuity Association of America ("TIAA") are the responsibility of TIAA's management. They have been prepared in accordance with accounting principles generally accepted in the United States and have been presented fairly and objectively in accordance with such principles.

TIAA has established and maintains a strong system of internal controls designed to provide reasonable assurance that assets are properly safeguarded and transactions are properly executed in accordance with management's authorization, and to carry out the ongoing responsibilities of management for reliable financial statements. In addition, TIAA's internal audit personnel provide a continuing review of the internal controls and operations of TIAA, including its separate account operations.

The accompanying financial statements have been audited by the independent auditing firm of Ernst & Young LLP. To maintain auditor independence and avoid even the appearance of conflict of interest, it continues to be the Account's policy that any non-audit services be obtained from a firm other than the external financial audit firm. For the periods covered by these financial statements, the Account did not engage Ernst & Young LLP for any management advisory or consulting services. The independent auditors' report, which follows the notes to financial statements, expresses an independent opinion on the fairness of presentation of these financial statements.

The Audit Committee of the TIAA Board of Trustees, consisting entirely of trustees who are not officers of TIAA, meets regularly with management, representatives of Ernst & Young LLP and internal audit personnel to review matters relating to financial reporting, internal controls and auditing.




                                                         Chairman, President and
                                                         Chief Executive Officer




                                                    Executive Vice President and
                                                    Principal Accounting Officer

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--------------------------------------------------------------------------------


                          REPORT OF THE AUDIT COMMITTEE


To the Participants of the
  TIAA Real Estate Account:

The TIAA Audit Committee oversees the financial reporting process of the TIAA Real Estate Account ("Account") on behalf of TIAA's Board of Trustees. The Audit Committee is a standing committee of the Board and operates in accordance with a formal written charter (copies are available upon request) which describes the Audit Committee's responsibilities. All members of the Audit Committee ("Committee") are independent, as defined under the listing standards of the New York Stock Exchange.

Management has the primary responsibility for the Account's financial statements, development and maintenance of a strong system of internal controls, and compliance with applicable laws and regulations. In fulfilling its oversight responsibilities, the Committee reviewed and approved the audit plans of the internal auditing group and the independent auditing firm in connection with their respective audits. The Committee also meets regularly with the internal and independent auditors, both with and without management present, to discuss the results of their examinations, their evaluation of external controls, and the overall quality of financial reporting. As required by its charter, the Committee will evaluate rotation of the external financial audit firm whenever circumstances warrant, but in no event later than between their fifth and tenth years of service.

The Committee reviewed and discussed the accompanying audited financial statements with management, including a discussion of the quality and appropriateness of the accounting principles and financial reporting practices followed, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee has also discussed the audited financial statements with Ernst & Young LLP, the independent auditing firm responsible for expressing an opinion on the conformity of these audited financial statements with generally accepted accounting principles.

The discussion with Ernst & Young LLP focused on their judgments concerning the quality and appropriateness of the accounting principles and financial reporting practices followed by the Account, the clarity of the financial statements and related disclosures, and other significant matters, such as any significant changes in accounting policies, management judgments and estimates, and the nature of any uncertainties or unusual transactions. In addition, the Committee discussed with Ernst & Young LLP the auditors' independence from management and the Account, and has received a written disclosure regarding such independence, as required by the Independence Standards Board.

Based on the review and discussions referred to above, the Committee has approved the release of the accompanying audited financial statements for publication and filing with appropriate regulatory authorities.


Willard T. Carleton, Audit Committee Chair
Frederick R. Ford, Audit Committee Member
Leonard S. Simon, Audit Committee Member
Rosalie J. Wolf, Audit Committee Member


February 20, 2002

                            TIAA REAL ESTATE ACCOUNT
                CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES


                                                                                             DECEMBER 31,           DECEMBER 31,
                                                                                                 2001                  2000
                                                                                                 -----                 ----
ASSETS
 Investments, at value:
   Real estate properties
    (cost: $2,276,414,478 and $1,818,143,290)...................................             $2,330,914,466         $1,899,254,344
   Mortgages
    (cost: $7,265,887 and $-)...................................................                  7,265,887                      -
   Other real estate related investments
     (cost: $30,925,755 and $24,674,574)........................................                 34,430,886             26,035,867
   Marketable securities:
     Real estate related
     (cost: $301,967,699 and $134,898,725)......................................                305,250,475            135,854,484
     Other
     (cost: $548,265,288 and $328,060,804)......................................                548,243,870            327,974,084

 Cash...........................................................................                    275,457                715,866

 Other..........................................................................                 44,003,409             33,265,757
                                                                                             --------------         --------------

                                                                    TOTAL ASSETS              3,270,384,450          2,423,100,402
                                                                                             --------------         --------------

LIABILITIES
 Accrued real estate property level expenses and taxes..........................                 39,595,315             24,396,036

 Security deposits held.........................................................                  8,767,676              6,817,972

 Other..........................................................................                    618,289              1,736,106
                                                                                             --------------         --------------

                                                               TOTAL LIABILITIES                 48,981,280             32,950,114
                                                                                             --------------         --------------

MINORITY INTEREST IN SUBSIDIARIES                                                                 7,735,993              3,028,217
                                                                                             --------------         --------------

NET ASSETS

 Accumulation Fund..............................................................              3,103,639,556          2,310,540,978

 Annuity Fund...................................................................                110,027,621             76,581,093
                                                                                             --------------         --------------

                                                                TOTAL NET ASSETS             $3,213,667,177         $2,387,122,071
                                                                                             ==============         ==============

NUMBER OF ACCUMULATION UNITS OUTSTANDING--Notes 5 and 6.........................                 18,456,445             14,604,673
                                                                                                 ==========             ==========

NET ASSET VALUE,  PER ACCUMULATION UNIT--Note 5.................................                    $168.16                $158.21
                                                                                                    =======                =======


                 See notes to consolidated financial statements.

                            TIAA REAL ESTATE ACCOUNT
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                     YEARS ENDED DECEMBER 31,
                                                                                   -------------------------------------------
                                                                                      2001              2000            1999
                                                                                   -------------  ---------------  ---------------
INVESTMENT INCOME
  Real estate income, net:
    Rental income...............................................................   $256,755,315     $195,537,993      $132,316,878
                                                                                   ------------     ------------      ------------
    Real estate property level expenses and taxes:
      Operating expenses........................................................     52,456,479       40,056,716        27,334,060
      Real estate taxes.........................................................     29,670,456       22,851,890        15,892,736
                                                                                   ------------     ------------      ------------
                             Total real estate property level expenses and taxes     82,126,935       62,908,606        43,226,796
                                                                                   ------------     ------------      ------------

                                                         Real estate income, net    174,628,380      132,629,387        89,090,082
  Income from real estate joint venture.........................................      2,251,593          756,133                 -
  Interest......................................................................     24,490,376       24,294,579        17,117,917
  Dividends.....................................................................      9,196,967        7,039,712         7,814,816
                                                                                   ------------     ------------      ------------
                                                                    TOTAL INCOME    210,567,316      164,719,811       114,022,815
                                                                                   ------------     ------------      ------------
  Expenses -- Note 2:
    Investment advisory charges.................................................      5,896,729        6,924,202         4,246,911
    Administrative and distribution charges.....................................      8,470,496        4,392,882         3,442,282
    Mortality and expense risk charges..........................................      1,987,604        1,414,888         1,027,707
    Liquidity guarantee charges.................................................        837,100          692,594           561,510
                                                                                   ------------     ------------      ------------
                                                                  TOTAL EXPENSES     17,191,929       13,424,566         9,278,410
                                                                                   ------------     ------------      ------------

                                                          INVESTMENT INCOME, NET    193,375,387      151,295,245       104,744,405
                                                                                   ------------     ------------      ------------
REALIZED AND UNREALIZED
 GAIN (LOSS) ON INVESTMENTS
  Net realized gain (loss) on:
    Real estate properties......................................................     (4,109,121)       8,382,660         8,788,795
    Marketable securities.......................................................      2,839,417         (106,726)       (3,022,098)
                                                                                   ------------     ------------      ------------
                                         Net realized gain (loss) on investments     (1,269,704)       8,275,934         5,766,697
                                                                                   ------------     ------------      ------------
  Net change in unrealized appreciation (depreciation) on:
    Real estate properties......................................................    (26,611,066)      22,257,781        14,443,916
    Real estate joint venture...................................................      2,143,838        1,361,293                 -
    Marketable securities.......................................................      2,392,319       22,252,441       (10,375,870)
                                                                                   ------------     ------------      ------------
             Net change in unrealized appreciation (depreciation) on investments    (22,074,909)      45,871,515         4,068,046
                                                                                   ------------     ------------      ------------

                          NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS    (23,344,613)      54,147,449         9,834,743
                                                                                   ------------     ------------      ------------

                                       NET INCREASE IN NET ASSETS RESULTING FROM
                                             OPERATIONS BEFORE MINORITY INTEREST    170,030,774      205,442,694       114,579,148

  Minority interest in net increase in net assets
     resulting from operations..................................................       (811,789)               -         1,364,619
                                                                                   ------------     ------------      ------------

                                                      NET INCREASE IN NET ASSETS
                                                       RESULTING FROM OPERATIONS   $169,218,985     $205,442,694      $115,943,767
                                                                                   ============     ============      ============


                 See notes to consolidated financial statements.

                            TIAA REAL ESTATE ACCOUNT
                CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS


                                                                                                     YEARS ENDED DECEMBER 31,
                                                                                   -------------------------------------------
                                                                                      2001              2000            1999
                                                                                 ---------------  ---------------  ---------------
FROM OPERATIONS
 Investment income, net.........................................................   $193,375,387     $151,295,245      $104,744,405
 Net realized gain (loss) on investments........................................     (1,269,704)       8,275,934         5,766,697
 Net change in unrealized appreciation (depreciation) on investments............    (22,074,909)      45,871,515         4,068,046
 Minority interest in net increase in net assets
   resulting from operations....................................................       (811,789)               -         1,364,619
                                                                                 --------------   --------------    --------------
                                                      NET INCREASE IN NET ASSETS
                                                       RESULTING FROM OPERATIONS    169,218,985      205,442,694       115,943,767
                                                                                 --------------   --------------    --------------

FROM PARTICIPANT TRANSACTIONS

 Premiums.......................................................................    254,149,962      161,668,073       126,200,561

 Net transfers from (to) TIAA...................................................     (6,241,427)      36,271,547        24,155,178

 Net transfers from CREF Accounts...............................................    492,856,010      343,338,864       269,199,426

 Annuity and other periodic payments............................................    (13,710,081)      (9,924,802)       (6,330,436)

 Withdrawals and death benefits.................................................    (69,728,343)     (45,156,733)      (30,052,955)
                                                                                 --------------   --------------    --------------

                                            NET INCREASE IN NET ASSETS RESULTING
                                                   FROM PARTICIPANT TRANSACTIONS    657,326,121      486,196,949       383,171,774
                                                                                 --------------   --------------    --------------

                                                      NET INCREASE IN NET ASSETS    826,545,106      691,639,643       499,115,541

NET ASSETS
 Beginning of year..............................................................  2,387,122,071    1,695,482,428     1,196,366,887
                                                                                 --------------   --------------    --------------

 End of year.................................................................... $3,213,667,177   $2,387,122,071    $1,695,482,428
                                                                                 ==============   ==============    ==============


                 See notes to consolidated financial statements.

                            TIAA REAL ESTATE ACCOUNT
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                YEARS ENDED DECEMBER 31,
                                                                                     -------------------------------------------
                                                                                        2001              2000            1999
                                                                                 -----------------  ---------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net increase in net assets resulting from operations...........................     $169,218,985     $205,442,694     $115,943,767

 Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
   Increase in investments......................................................     (836,986,805)    (702,336,424)    (475,537,558)

   Increase in other assets.....................................................      (10,737,652)      (1,207,996)     (14,271,470)

   Increase in accrued real estate property level expenses and taxes............       15,199,279        5,970,708        6,992,799

   Increase in security deposits held...........................................        1,949,704        1,268,013        3,659,536

   Increase (decrease) in other liabilities.....................................       (1,117,817)       1,736,106                -

   Increase (decrease) in minority interest.....................................        4,707,776        3,028,217      (19,913,592)
                                                                                     ------------     ------------     ------------

                                                                NET CASH USED IN
                                                            OPERATING ACTIVITIES     (657,766,530)    (486,098,682)    (383,126,518)
                                                                                     ------------     ------------     ------------

CASH FLOWS FROM PARTICIPANT TRANSACTIONS

 Premiums.......................................................................      254,149,962      161,668,073      126,200,561

 Net transfers from (to) TIAA ..................................................       (6,241,427)      36,271,547       24,155,178

 Net transfers from CREF Accounts...............................................      492,856,010       43,338,864      269,199,426

 Annuity and other periodic payments............................................      (13,710,081)      (9,924,802)      (6,330,436)

 Withdrawals and death benefits.................................................      (69,728,343)     (45,156,733)     (30,052,955)
                                                                                     ------------     ------------     ------------

                                                            NET CASH PROVIDED BY
                                                        PARTICIPANT TRANSACTIONS      657,326,121      486,196,949      383,171,774
                                                                                     ------------     ------------     ------------

                                                 NET INCREASE (DECREASE) IN CASH         (440,409)          98,267           45,256


CASH
 Beginning of year..............................................................          715,866          617,599          572,343
                                                                                     ------------     ------------     ------------
 End of year....................................................................     $    275,457     $    715,866     $    617,599
                                                                                     ============     ============     ============

                 See notes to consolidated financial statements.

                            TIAA REAL ESTATE ACCOUNT
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES

The TIAA Real Estate Account ("Account") is a segregated investment account of Teachers Insurance and Annuity Association of America ("TIAA") and was established by resolution of TIAA's Board of Trustees on February 22, 1995, under the insurance laws of the State of New York, for the purpose of funding variable annuity contracts issued by TIAA. The Account holds various properties in wholly-owned and majority-owned subsidiaries which are consolidated for financial statement purposes. The investment objective of the Account is a favorable long-term rate of return primarily through rental income and capital appreciation from real estate investments owned by the Account. The Account also invests in publicly-traded securities and other instruments to maintain adequate liquidity for operating expenses, capital expenditures and to make benefit payments. The financial statements were prepared in accordance with accounting principles generally accepted in the United States which may require the use of estimates made by management. Actual results may vary from those estimates. The following is a summary of the significant accounting policies consistently followed by the Account.

BASIS OF PRESENTATION: The accompanying consolidated financial statements include the Account and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

VALUATION OF REAL ESTATE PROPERTIES: Investments in real estate properties are stated at fair value, as determined in accordance with procedures approved by the Investment Committee of the Board of Trustees and in accordance with the responsibilities of the Board as a whole; accordingly, the Account does not record depreciation. Fair value for real estate properties is defined as the most probable price for which a property will sell in a competitive market under all conditions requisite to a fair sale. Determination of fair value involves subjective judgement because the actual market value of real estate can be determined only by negotiation between the parties in a sales transaction. Real estate properties owned by the Account are initially valued at their respective purchase prices (including acquisition costs). Subsequently, independent appraisers value each real estate property at least once a year. The independent fiduciary, The Townsend Group, must approve all independent appraisers used by the Account. The independent fiduciary can also require additional appraisals if it believes that a property's value has changed materially or otherwise to assure that the Account is valued correctly. TIAA's appraisal staff performs a valuation review of each real estate property on a quarterly basis and updates the property value if it believes that the value of the property has changed since the previous valuation review or appraisal. The independent fiduciary reviews and approves any such valuation adjustments which exceed certain prescribed limits. TIAA continues to use the revised value to calculate the Account's net asset value until the next valuation review or appraisal.

VALUATION OF REAL ESTATE JOINT VENTURES: Real estate joint ventures are stated at the Account's equity in the net assets of the underlying entity, which values its real estate holdings at fair value.

VALUATION OF MORTGAGES: Mortgages are initially valued at their face amount. Fixed rate mortgages are, thereafter, valued quarterly by discounting payments of principal and interest to their present value using a rate at which commercial lenders would make similar mortgage loans. Floating variable rate mortgages are generally valued at their face amount, although the value may be adjusted as market conditions dictate.

VALUATION OF MARKETABLE SECURITIES: Equity securities listed or traded on any United States national securities exchange are valued at the last sale price as of the close of the principal securities exchange on which such securities are traded or, if there is no sale, at the mean of the last bid and asked prices on such exchange. Short-term money market instruments are stated at market value. Portfolio securities, including limited partnership interests, for which market quotations are not readily available are valued at fair value as determined in good faith under the direction of the Investment Committee of the Board of Trustees and in accordance with the responsibilities of the Board as a whole.

ACCOUNTING FOR INVESTMENTS: Real estate transactions are accounted for as of the date on which the purchase or sale transactions for the real estate properties close (settlement date). Rent from real estate properties consists of all amounts earned under tenant operating leases, including base rent, recoveries of real estate taxes and other expenses and charges for miscellaneous services provided to tenants. Rental income is recognized in accordance with the billing terms of the lease agreements. The Account bears the direct expenses of the real estate properties owned. These expenses include, but are not limited to, fees to local property management companies, property taxes, utilities, maintenance, repairs, insurance and other operating and administrative costs. An estimate of the net operating income earned from each real estate property is accrued by the Account on a daily basis and such estimates are adjusted as soon as actual operating results are determined. Realized gains and losses on real estate transactions are accounted for under the specific identification method.

Securities transactions are accounted for as of the date the securities are purchased or sold (trade date). Interest income is recorded as earned and includes accrual of discount and amortization of premium. Dividend income is recorded on the ex-dividend date. Realized gains and losses on securities transactions are accounted for on the average cost basis.

FEDERAL INCOME TAXES: Based on provisions of the Internal Revenue Code, the Account is taxed as a segregated asset account of TIAA. The Account should incur no material federal income tax attributable to the net investment experience of the Account.

NOTE 2--MANAGEMENT AGREEMENTS

Investment advisory services for the Account are provided by TIAA employees, under the direction of TIAA's Board of Trustees and its Investment Committee, pursuant to investment management procedures adopted by TIAA for the Account. TIAA's investment management decisions for the Account are also subject to review by the Account's independent fiduciary. TIAA also provides all portfolio accounting and related services for the Account.

Distribution and administrative services for the Account are provided by TIAA-CREF Individual & Institutional Services, Inc. ("Services") pursuant to a Distribution and Administrative Services Agreement with the Account. Services, a wholly-owned subsidiary of TIAA, is a registered broker-dealer and member of the National Association of Securities Dealers, Inc.

TIAA also provides a liquidity guarantee to the Account, for a fee, to ensure that sufficient funds are available to meet participant transfer and cash withdrawal requests in the event that the Account's cash flows and liquid investments are insufficient to fund such requests. TIAA also receives a fee for assuming certain mortality and expense risks.

The services provided by TIAA and Services are provided at cost. TIAA and Services receive payments from the Account on a daily basis according to formulas established each year with the objective of keeping the payments as close as possible to the Account's actual expenses. Any differences between actual expenses and the amounts paid are adjusted quarterly.

NOTE 3--REAL ESTATE PROPERTIES

Had the Account's real estate properties which were purchased during the year ended December 31, 2001 been acquired at the beginning of the period (January 1, 2001), rental income and real estate property level expenses and taxes for the year ended December 31, 2001 would have increased by approximately $36,395,000 and $12,691,000, respectively. In addition, interest income for the year ended December 31, 2001 would have decreased by approximately $18,520,000. Accordingly, the total proforma effect on the Account's net investment income for the year ended December 31, 2001 would have been an increase of approximately $5,184,000, if the real estate properties acquired during the year ended December 31, 2001 had been acquired at the beginning of the year.

NOTE 4--LEASES

The Account's real estate properties are leased to tenants under operating lease agreements which expire on various dates through 2021. Aggregate minimum annual rentals for the properties owned, excluding short-term residential leases, are as follows:

                       Years Ending
                       DECEMBER 31,
                       ------------
                       2002                       $192,814,000
                       2003                        180,210,000
                       2004                        159,868,000
                       2005                        137,375,000
                       2006                        104,650,000
                       Thereafter                  313,328,000
                                                 -------------

                       Total                    $1,088,245,000
                                                ==============

Certain leases provide for additional rental amounts based upon the recovery of actual operating expenses in excess of specified base amounts.

NOTE 5--CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected condensed consolidated financial information for an Accumulation Unit of the Account is presented below.

                                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------------------------------------
                                                                2001            2000           1999            1998           1997
                                                              --------        --------       --------        --------       --------
Per Accumulation Unit data:
 Rental income........................................        $ 14.862        $ 14.530       $ 12.168        $ 10.425       $ 7.288
 Real estate property
   level expenses and taxes...........................           4.754           4.674          3.975           3.403         2.218
                                                              --------        --------       --------        --------       -------

                               Real estate income, net          10.108           9.856          8.193           7.022         5.070
 Income from real estate joint venture................           0.130           0.056              -               -             -
 Dividends and interest...............................           1.950           2.329          2.292           3.082         2.709
                                                              --------        --------       --------        --------       -------

                                          Total income          12.188          12.241         10.485          10.104         7.779
 Expense charges (1)..................................           0.995           0.998          0.853           0.808         0.580
                                                              --------        --------       --------        --------       -------

                                Investment income, net          11.193          11.243          9.632           9.296         7.199
 Net realized and unrealized
   gain (loss) on investments.........................          (1.239)          3.995          1.164            .579         3.987
                                                              --------        --------       --------        --------       -------
 Net increase in
   Accumulation Unit Value............................           9.954          15.238         10.796           9.875        11.186
 Accumulation Unit Value:
   Beginning of year..................................         158.206         142.968        132.172         122.297       111.111
                                                              --------        --------       --------        --------       -------

   End of year........................................        $168.160        $158.206       $142.968        $132.172      $122.297
                                                              ========        ========       ========        ========      ========

Total return..........................................           6.29%          10.66%          8.17%           8.07%        10.07%
Ratios to Average Net Assets:
   Expenses (1).......................................           0.61%          0.67%           0.63%           0.64%         0.58%
   Investment income, net.............................           6.81%          7.50%           7.13%           7.34%         7.25%
Portfolio turnover rate:
   Real estate properties.............................           4.61%          3.87%           4.46%              0%            0%
   Securities.........................................          40.62%         32.86%          27.68%          24.54%         7.67%
Thousands of Accumulation Units
   outstanding at end of year.........................          18,456         14,605          11,487           8,834         6,313


(1) Expense charges per Accumulation Unit and the Ratio of Expenses to Average Net Assets include the portion of expenses related to the minority interests and exclude real estate property level expenses and taxes. If the real estate property level expenses and taxes were included, the expense charge per Accumulation Unit for the year ended December 31, 2001 would be $5.749 ($5.672, $4.828, $4.211 and $2.798 for the years ended December 31,
     2000, 1999, 1998 and 1997, respectively), and the Ratio of Expenses to Average Net Assets for the year ended December 31, 2001 would be 3.50% (3.79%, 3.58%, 3.32% and 2.82% for the years ended December 31, 2000, 1999,
     1998 and 1997, respectively).

NOTE 6--ACCUMULATION UNITS
Changes in the number of Accumulation Units outstanding were as follows:

                                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                           ----------------------------------------------------------------------
                                                                      2001                  2000                 1999
                                                                  -----------            ----------           -----------
Accumulation Units:
  Credited for premiums............................                1,542,511              1,074,708             918,728
  Credited for transfers, net disbursements and
    amounts applied to the Annuity Fund............                2,309,261              2,042,605           1,734,721
  Outstanding:
    Beginning of year..............................               14,604,673             11,487,360           8,833,911
                                                                  ----------             ----------          ----------
    End of year....................................               18,456,445             14,604,673          11,487,360
                                                                  ==========             ==========          ==========



--------------------------------------------------------------------------------
                         REPORT OF INDEPENDENT AUDITORS

To the Participants of the TIAA Real Estate Account and the
  Board of Trustees of Teachers Insurance and Annuity Association of America:

We have audited the accompanying consolidated statements of assets and liabilities, including the statement of investments as of December 31, 2001, of the TIAA Real Estate Account ("Account") of Teachers Insurance and Annuity Association of America ("TIAA") as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedule listed in the Index at item 14(a). These financial statements and schedule are the responsibility of TIAA's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2001, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Account at December 31, 2001 and 2000, and the consolidated results of its operations and the changes in its net assets and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


New York, New York
February 1, 2002

--------------------------------------------------------------------------------

                            TIAA REAL ESTATE ACCOUNT
                      CONSOLIDATED STATEMENT OF INVESTMENTS
                                DECEMBER 31, 2001

REAL ESTATE PROPERTIES--72.25%
LOCATION / DESCRIPTION                                                                                        VALUE
----------------------                                                                                       -------
ARIZONA:
    Biltmore Commerce Center - Office building.........................................................  $  32,295,058
    Southbank Building - Office building...............................................................     13,565,218
CALIFORNIA:
    9 Hutton Centre - Office building .................................................................     20,448,764
    88 Kearny Street - Office building ................................................................     82,116,702
    Cabot Industrial Portfolio - Industrial building ..................................................     34,363,752
    Eastgate Distribution Center - Industrial building.................................................     14,500,000
    Kenwood Mews - Apartments .........................................................................     22,686,216
    Larkspur Courts - Apartments.......................................................................     53,200,000
    Northpoint Commerce Center - Industrial building...................................................     37,456,149
    Ontario Industrial Properties - Industrial building................................................    108,000,000
    Westcreek - Apartments ............................................................................     17,900,000
COLORADO:
    Arapahoe Park East - Industrial building...........................................................     13,100,000
    The Lodge at Willow Creek - Apartments.............................................................     32,000,000
    Monte Vista - Apartments  .........................................................................     21,800,000
CONNECTICUT:
    Ten & Twenty Westport Road - Office building.......................................................    140,105,661
FLORIDA:
    Carolina Apartments - Apartments...................................................................     17,600,000
    Doral Pointe- Apartments...........................................................................     45,341,796
    Golfview - Apartments .............................................................................     27,050,000
    The Greens at Metrowest - Apartments...............................................................     14,100,000
    Maitland Promenade One - Office building...........................................................     39,000,000
    Plantation Grove - Shopping center.................................................................      7,700,000
    Quiet Waters - Apartments .........................................................................     16,100,000
    Royal St. George - Apartments......................................................................     16,400,000
    Sawgrass Portfolio - Office building...............................................................     50,800,000
    South Florida Apartment Portfolio - Apartments.....................................................     46,700,000
    Westinghouse Facility  - Industrial building.......................................................      5,300,000
GEORGIA:
    Atlanta Industrial Portfolio - Industrial building.................................................     40,459,044
ILLINOIS:
    Chicago Industrial Portfolio - Industrial building.................................................     42,591,186
    Columbia Center III - Office building..............................................................     37,500,000
    Parkview Plaza - Office building...................................................................     50,500,000
    Rolling Meadows - Shopping center..................................................................     12,390,000
KENTUCKY:
    IDI Kentucky Portfolio - Industrial building.......................................................     53,600,000
MARYLAND:
    FedEx Distribution Facility - Industrial building..................................................      7,600,000
    Longview Executive Park - Office building..........................................................     28,200,800
MASSACHUSETTS
  Batterymarch Park II - Office building...............................................................     17,990,854
    Needham Corporate Center - Office building.........................................................     28,294,526
MICHIGAN:
    Indian Creek - Apartments..........................................................................     16,800,000


LOCATION / DESCRIPTION                                                                                        VALUE
----------------------                                                                                       -------
MINNESOTA:
    Interstate Crossing - Industrial building..........................................................  $   6,504,740
    River Road Distribution Center - Industrial building...............................................      4,131,571
NEVADA:
    UPS Distribution Facility - Industrial building....................................................     11,100,000
NEW JERSEY:
    10 Waterview Boulevard - Office building...........................................................     30,400,000
    371 Hoes Lane - Office building....................................................................     14,700,000
    Konica Photo Imaging Headquarters - Industrial building............................................     17,700,000
    Morris Corporate Center III - Office building......................................................    106,214,595
    South River Road Industrial - Industrial building..................................................     32,688,565
NEW YORK:
    780 Third Avenue - Office building.................................................................    177,500,000
    The Colorado - Apartments..........................................................................     60,500,000
NORTH CAROLINA:
    The Lynnwood Collection - Shopping center..........................................................      7,900,000
    The Millbrook Collection - Shopping center.........................................................      7,200,000
OHIO:
    Bent Tree - Apartments  ...........................................................................     14,500,000
    Bisys Fund Services Building - Office building.....................................................     20,400,000
    Columbus Portfolio - Office building...............................................................     28,400,000
    Northmark Business Center III - Office building....................................................     12,200,000
OREGON:
    Five Centerpointe - Office building................................................................     18,001,499
PENNSYLVANIA:
    Lincoln Woods - Apartments ........................................................................     24,800,000
TEXAS:
    Butterfield Industrial Park - Industrial building..................................................      4,700,000 (1)
    Dallas Industrial Portfolio - Industrial building..................................................     97,245,850
    The Legends at Chase Oaks - Apartments.............................................................     26,000,000
UTAH:
    Landmark at Salt Lake City - Industrial building...................................................     13,600,000
VIRGINIA:
    Ashford Meadows - Apartments       64,195,500
    Fairgate at Ballston - Office building.............................................................     30,300,000
    Monument Place - Office building...................................................................     35,400,000
WASHINGTON DC:
    1015 15th Street - Office building.................................................................     48,736,575
    1801 K Street N W - Office building................................................................    150,339,845
                                                                                                         -------------

    TOTAL REAL ESTATE PROPERTIES   (Cost $2,276,414,478)...............................................  2,330,914,466
                                                                                                         -------------


(1)  Leasehold interest only.


MORTGAGES--0.23%
The Georgetown Company -  a 90% participation in a construction loan with a total commitment of
$13 million, bearing interest payable monthly at LIBOR plus 200 basis points, currently 3.90%, due
April 1, 2003 with an option to extend to April 1, 2004................................................      7,265,887
                                                                                                         -------------

    TOTAL MORTGAGES   (Cost $7,265,887)................................................................      7,265,887
                                                                                                         -------------

OTHER REAL ESTATE RELATED INVESTMENTS--1.07%

                                                                                                              VALUE
                                                                                                             -------
REAL ESTATE JOINT VENTURE--0.89%
Teachers REA IV, LLC, which owns
    Tyson's Executive Plaza II (50% Account Interest)..................................................  $  28,538,029
                                                                                                         -------------

    TOTAL REAL ESTATE JOINT VENTURE   (Cost $25,032,898)...............................................     28,538,029
                                                                                                         -------------


LIMITED PARTNERSHIP-- 0.18%
MONY/Transwestern Mezzanine Realty Partners L.P. ......................................................      5,892,857
                                                                                                         -------------

TOTAL LIMITED PARTNERSHIP   (Cost $5,892,857)..........................................................      5,892,857
                                                                                                         -------------

TOTAL OTHER REAL ESTATE RELATED INVESTMENTS   (Cost $30,925,755).......................................     34,430,886
                                                                                                         -------------


MARKETABLE SECURITIES--26.45%

REAL ESTATE RELATED--9.46%

REAL ESTATE INVESTMENT TRUSTS--4.20%

SHARES                ISSUER
------                ------
     50,600           Alexandria Real Estate Equities, Inc. ...........................................      2,079,660
    205,000           AMB Property Corporation ........................................................      5,330,000
    170,000           Apartment Investment & Management Co ............................................      7,774,100
    260,325           Archstone-Smith Trust ...........................................................      6,846,548
    100,400           Avalonbay Communities, Inc. .....................................................      4,749,924
    296,800           Boston Properties, Inc...........................................................     11,278,400
    230,400           Brandywine Realty Trust..........................................................      4,854,528
    130,000           Carramerica Realty Series B Pfd..................................................      3,186,300
     84,400           Centerpoint Properties Corp......................................................      4,203,120
     83,300           Chateau Communities, Inc.........................................................      2,490,670
    266,900           Cousins Properties, Inc..........................................................      6,501,684
    271,300           Duke Realty Corp.................................................................      6,600,729
    499,033           Equity Office Properties Trust...................................................     15,010,913
    213,400           Equity Residential Properties Trust Co...........................................      6,126,714
    114,700           Hilton Hotels Corp...............................................................      1,252,524
     40,000           Hospitality Properties Trust ....................................................      1,180,000
    222,800           Host Marriott Corp (New).........................................................      2,005,200
    125,250           Kimco Realty Corp................................................................      4,094,422
     51,650           Macerich Company.................................................................      1,373,890
     82,100           Manufactured Home Communities, Inc...............................................      2,562,341
    240,500           Mission West Properties Inc......................................................      3,059,160
    331,600           Prologis Trust...................................................................      7,132,716
    130,600           Public Storage, Inc..............................................................      4,362,040
    232,400           Reckson Associates Realty Corp...................................................      5,428,864
    260,900           Simon Property Group, Inc........................................................      7,652,197
      8,600           SL Green Realty Corp.............................................................        264,106
    153,000           Starwood Hotels & Resorts Worldwide..............................................      4,567,050
     95,000           Sun Communities, Inc.............................................................      3,538,750
                                                                                                         -------------

TOTAL REAL ESTATE INVESTMENT TRUSTS    (Cost $130,502,519)..........................................       135,506,550
                                                                                                         -------------

COLLATERALIZED MORTGAGE BACKED SECURITIES--5.26%

PRINCIPAL             ISSUER, COUPON MATURITY DATE                                                           VALUE
---------             --------------------------------------                                                 -----
$ 11,000,000          Ball 2001-116A B
                       4.654% 09/17/05...............................................................  $    10,936,706
  20,000,000          COMM 2.54
                       2.54% 11/15/13................................................................       19,996,660
  20,000,000          CSFB 2001-TFLA
                       2.473% 11/13/13...............................................................       19,996,620
  10,000,000          GGPMP 3.38
                       3.380% 02/15/14...............................................................        9,981,970
  20,000,000          GGPMP 2.78
                       2.780% 02/15/14...............................................................       19,961,680
  10,000,000          GSMS 2001-Rock A2FL
                       2.640% 05/03/11...............................................................        9,641,070
  10,000,000          JPMCC 2001-FL1A B
                       3.890% 06/13/13...............................................................        9,955,960
  10,000,000          MSDW Capital
                       2.670% 02/03/11...............................................................        9,826,920
  10,000,000          MSDWC 2001 - XLF A1
                       2.580% 10/07/13...............................................................        9,999,990
   8,000,000          MSDWC 2001 - FRMA C
                       4.130% 07/12/16...............................................................        7,756,312
   7,500,000          MSDWC 2001 - SGMA B
                       4.000% 07/11/11...............................................................        7,434,885
  10,000,000          Opryland Hotel Trust
                       2.78% 04/01/04................................................................        9,953,540
   7,484,348          Strategic Hotel Cap
                       3.920% 04/17/06...............................................................        7,240,276
   7,484,348          Strategic Hotel Cap
                       4.680% 04/17/06...............................................................        7,197,226
   5,000,000          Trize 2001 - TZHA A3FL
                       4.010% 03/15/13...............................................................        4,898,260
   5,000,000          USC Oakbrook Trust
                       2.520% 11/01/05...............................................................        4,965,850
                                                                                                       ---------------

TOTAL COLLATERALIZED MORTGAGE BACKED SECURITIES   (Cost $171,465,180)................................      169,743,925
                                                                                                       ---------------

TOTAL REAL ESTATE RELATED  (Cost $301,967,699).......................................................      305,250,475
                                                                                                       ---------------

OTHER--16.99%

COMMERCIAL PAPER--16.99%

PRINCIPAL             ISSUER, COUPON AND MATURITY DATE                                                       VALUE
---------             --------------------------------------                                                 -----
   15,950,000         Abbot Laboratories
                       1.780% 01/03/02...............................................................       15,947,607
   25,000,000         Abbot Laboratories
                       1.740% 01/10/02...............................................................       24,987,360
   25,000,000         American Honda Finance Corp
                       1.770% 01/17/02...............................................................       24,978,632
   25,000,000         Beta Finance Inc
                       2.05% 01/25/02................................................................       24,968,578
   18,065,000         BMW US Capital Corp
                       1.83% 01/03/02................................................................       18,062,290
    5,400,000         Ciesco LP
                       1.85% 01/04/02................................................................        5,398,920

PRINCIPAL             ISSUER, CURRENT RATE AND MATURITY DATE                                                  VALUE
---------             --------------------------------------                                                  -----
$   9,300,000         Ciesco LP
                       1.82% 02/07/02................................................................   $     9,282,231
    8,150,000         Coca-Cola Enterprises Inc
                       1.80% 01/03/02................................................................         8,148,778
    4,750,000         Coca-Cola Enterprises Inc
                       2.02% 02/15/02................................................................         4,739,075
   15,000,000         Corporate Asset Funding Corp, Inc
                       2.07% 01/04/02................................................................        14,997,000
   23,000,000         Delaware Funding Corp
                       1.88% 01/22/02................................................................        22,974,560
   26,700,000         Edison Asset Securitization LLC
                       1.82% 01/11/02................................................................        26,685,152
   20,000,000         Equilon Enterprises LLC
                       1.76% 01/14/02................................................................        19,985,844
   12,400,000         Federal Home Loan Mortgage Corp
                       1.81% 01/02/02................................................................        12,398,781
   25,000,000         Gannett Inc
                       1.83% 01/24/02................................................................        24,969,832
   25,000,000         Goldman Sachs Group LP
                       1.75% 01/14/02................................................................        24,982,305
   25,000,000         Govco Incorporated
                       1.80% 02/25/02................................................................        24,930,000
   24,700,000         International Business Machine Corp
                       1.88% 01/07/02................................................................        24,691,355
   25,000,000         Kitty Hawk Funding Corp
                       1.77% 01/15/02................................................................        24,981,145
   25,000,000         Park Avenue Receivables Corp
                       1.83% 01/11/02................................................................        24,986,098
   21,700,000         Parker Hannifin Corp
                       2.00% 01/02/02................................................................        21,697,830
   11,500,000         Pfizer Inc
                       1.75% 01/31/02................................................................        11,482,076
   26,475,000         Pitney Bowes Inc
                       1.90% 01/11/02................................................................        26,460,277
    7,500,000         Preferred Receivables Funding Corp
                       1.78% 01/09/02................................................................         7,496,588
   25,000,000         Receivables Capital Corp
                       1.90% 01/23/02................................................................        24,971,090
   25,000,000         Salomon Smith Barney Holdings Inc
                       1.90% 01/02/02................................................................        24,997,500
    8,400,000         SBC Communications Inc
                       2.00% 01/10/02................................................................         8,395,753
   25,000,000         United Parcel Service of America Inc
                       1.78% 02/01/02................................................................        24,959,778
   14,700,000         Verizon Global Funding
                       1.85% 01/17/02................................................................        14,687,435
                                                                                                         --------------

TOTAL COMMERCIAL PAPER   (Amortized cost $548,265,288)................................................      548,243,870
                                                                                                         --------------

TOTAL OTHER  (Cost $548,265,288)......................................................................      548,243,870
                                                                                                         --------------

TOTAL MARKETABLE SECURITIES   (Cost $850,232,987).....................................................      853,494,345
                                                                                                         --------------

TOTAL INVESTMENTS--100.00%   (Cost $3,164,839,107).....................................................  $3,226,105,584
                                                                                                         ==============

                 See notes to consolidated financial statements.

APPENDIX A--MANAGEMENT OF TIAA

         The Real Estate Account has no officers or directors. The Trustees and principal executive officers of TIAA, and their principal occupations during the last five years, are as follows:

TRUSTEES

DAVID ALEXANDER, 69
President Emeritus, Pomona College. Formerly, Trustees' Professor, Pomona College and American Secretary, Rhodes Scholarship Trust.

MARCUS ALEXIS, 70.
Board of Trustees Professor of Economics and Professor of Management and Strategy, J.L. Kellogg Graduate School of Management, Northwestern University, and Visiting Professor of Economics, Stanford University.

WILLARD T. CARLETON, 67.
Donald R. Diamond Professor of Finance Emeritus, College of Business and Public Administration, University of Arizona.

ROBERT C. CLARK, 58.
Dean and Royall Professor of Law, Harvard Law School, Harvard University.

ESTELLE A. FISHBEIN, 67.
Vice President and General Counsel, The Johns Hopkins University.

FREDERICK R. FORD, 66.
Executive Vice President and Treasurer Emeritus, Purdue University. Formerly, Executive Vice President and Treasurer, Purdue University.

RUTH SIMMS HAMILTON, 64.
Professor, Department of Sociology, and Director, African Diaspora Research Project, Michigan State University.

ROCHELLE B. LAZARUS, 54.
Chairman and Chief Executive Officer, Ogilvy & Mather Worldwide. Formerly, President and Chief Operating Officer, Ogilvy & Mather Worldwide.

ROBERT M. O'NEIL, 67.
Professor of Law, University of Virginia and Director, The Thomas Jefferson Center for the Protection of Free Expression.

LEONARD S. SIMON, 65.
Vice Chairman, Charter One Financial Inc. Formerly, Chairman, President and Chief Executive Officer, RCSB Financial, Inc. and Chairman and Chief Executive Officer, The Rochester Community Savings Bank.

RONALD L. THOMPSON, 52.
Chairman and Chief Executive Officer, Midwest Stamping Co.

PAUL R. TREGURTHA, 66.
Chairman and Chief Executive Officer, Mormac Marine Group, Inc. and Moran Transportation Company, Inc.; Formerly, Chairman, Meridian Aggregates, L.P.; Vice Chairman, The Interlake Steamship Company and Lakes Shipping Company.

WILLIAM H. WALTRIP, 64.
Chairman, Technology Solutions Company. Formerly, Chairman and Chief Executive Officer, Bausch & Lomb Inc.

ROSALIE J. WOLF, 60.
Managing Director, Laurel Management, LLC. Formerly, Treasurer and Chief Investment Officer, The Rockefeller Foundation.

OFFICER-TRUSTEES

JOHN H. BIGGS, 65.
Chairman, President and Chief Executive Officer, TIAA and CREF.

MARTIN L. LEIBOWITZ, 65.
Vice Chairman and Chief Investment Officer, TIAA and CREF.

OTHER OFFICERS

RICHARD J. ADAMSKI, 59.
Vice President and Treasurer, TIAA and CREF.

RICHARD L. GIBBS, 55.
Executive Vice President, Finance and Planning, TIAA and CREF.

E. LAVERNE JONES, 53.
Vice President and Corporate Secretary, TIAA and CREF.

APPENDIX B--SPECIAL TERMS

         ACCUMULATION: The total value of your accumulation units in the Real Estate Account.

         ACCUMULATION PERIOD: The period that begins with your first premium and continues until the entire accumulation has been applied to purchase annuity income, transferred from the Account, or paid to you or a beneficiary.

         ACCUMULATION UNIT: A share of participation in the Real Estate Account for someone in the accumulation period. The Account's accumulation unit value changes daily.

         ANNUITY UNIT: A measure used to calculate the amount of annuity payments due a participant.

         BENEFICIARY: Any person or institution named to receive benefits if you die during the accumulation period or if you (and your annuity partner, if you have one) die before the guaranteed period of your annuity ends.

         BUSINESS DAY: Any day the New York Stock Exchange (NYSE) is open for trading. A business day ends at 4 p.m. eastern time, or when trading closes on the NYSE, if earlier.

         CALENDAR DAY: Any day of the year. Calendar days end at the same time as business days.

         COMMUTED VALUE: The present value of annuity payments due under an income option or method of payment not based on life contingencies. Present value is adjusted for investment gains or losses since the annuity unit value was last calculated.

         ELIGIBLE INSTITUTION: A nonprofit institution, including any governmental institution, organized in the United States.

         ERISA: The Employee Retirement Income Security Act of 1974, as amended.

         GENERAL ACCOUNT: All of TIAA's assets other than those allocated to the Real Estate Account or to other existing or future TIAA separate accounts.

         INCOME CHANGE METHOD: The method under which you choose to have your annuity payments revalued. Under the annual income change method, your payments are revalued once each year. Under the monthly income change method, your payments are revalued every month.

         SEPARATE ACCOUNT: An investment account legally separated from the general assets of TIAA, whose income and investment gains and losses are credited to or charged against its own assets, without regard to TIAA's other income, gains or losses.

         VALUATION DAY: Any day the NYSE is open for trading, as well as the last calendar day of each month. Valuation days end as of the close of all U.S. national exchanges where securities or other investments of the Account are principally traded. Valuation days that aren't business days will end at 4 p.m. eastern time.

         VALUATION PERIOD: The time from the end of one valuation day to the end of the next.

                                     PART II

                    INFORMATION NOT REQUIRED IN A PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
          -------------------------------------------
         SEC Registration Fees                $  184,000
         Costs of printing and engraving      $  500,000*
         Legal fees                           $   10,000*
         Accounting fees                      $   10,000*
                                              ----------

               TOTAL                          $  704,000*

-----------------
* - Approximate

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          ------------------------------------------

                  Trustees, officers, and employees of TIAA may be indemnified against liabilities and expenses incurred in such capacity pursuant to Article Six of TIAA's bylaws (see Exhibit 3(B)). Article Six provides that, to the extent permitted by law, TIAA will indemnify any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a trustee, officer, or employee of TIAA or, while a trustee, officer, or employee of TIAA, served any other organization in any capacity at TIAA's request. To the extent permitted by law, such indemnification could include judgments, fines, amounts paid in settlement, and expenses, including attorney's fees. TIAA has in effect an insurance policy that will indemnify its trustees, officers, and employees for liabilities arising from certain forms of conduct.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers, or employees of TIAA, pursuant to the foregoing provision or otherwise, TIAA has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a trustee, officer, or employee in the successful defense of any action, suit or proceeding) is asserted by a trustee, officer, or employee in connection with the securities being registered, TIAA will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.
          ----------------------------------------

         None.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
          -------------------------------------------

(a)      EXHIBITS

         (1)      Distribution and Administrative Services Agreement by and
                  between  TIAA  and  TIAA-CREF   Individual  &  Institutional
                  Services, Inc.(1) (as amended) and the Amendment thereto(4)

         (3)      (A)      Charter of TIAA (as amended)(4)
                  (B)      Bylaws of TIAA (as amended)(3)

         (4)      (A)      Forms of RA, GRA, GSRA, SRA, IRA Real Estate Account
                           Contract Endorsements(2) and Keogh Contract(1)
                  (B)      Forms of Income-Paying Contracts(2)

         (5)      Opinion and Consent of Charles H. Stamm, Esquire(5)

         (10)     (A)      Independent Fiduciary Agreement by and among TIAA,
                           the Registrant, and The Townsend Group(1)

                  (B) Custodial Services Agreement by and between TIAA and Morgan Guaranty Trust Company of New York with respect to the Real Estate Account(2)

         (23)     (A)      Opinion and Consent of Charles H. Stamm, Esquire
                           (filed as Exhibit 5)
                  (B)      Consent of Sutherland Asbill & Brennan LLP(5)
                  (C)      Consent of Ernst & Young LLP(5)
                  (D)      Consent of Friedman, Alpren & Greene LLP(5)

----------
(1) - Previously filed and incorporated herein by reference to Post-Effective Amendment No. 6 to the Account's previous Registration Statement on Form S-1, filed April 26, 2000 (File No. 333- 22809).

(2) - Previously filed and incorporated herein by reference to Post-Effective Amendment No. 2 to the Account's previous Registration Statement on Form S-1 filed April 30, 1996 (File No. 33- 92990).

(3) - Previously filed and incorporated herein by reference to the Account's Form 10-Q Quarterly Report for the period ended September 30, 1997, filed November 13, 1997 (File No. 33-92990).

(4) - Previously filed and incorporated herein by reference to the Account's previous Registration Statement on Form S-1 filed April 27, 2001 (File No. 333-59778).

(5) - To be filed by amendment.



(b)    FINANCIAL STATEMENT SCHEDULES

         Schedule III -- Real Estate Owned (To Be Filed By Amendment)

         All other Schedules have been omitted because they are not required under the related instructions or are inapplicable.

ITEM 17.  UNDERTAKINGS.
          ------------

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To provide the full financial statements of TIAA promptly upon written or oral request.

         Following are the full audited financial statements of TIAA.


[TO BE FILED BY AMENDMENT]

                                   SIGNATURES
                                   ----------


                  Pursuant to the requirements of the Securities Act of 1933, the registrant, TIAA Real Estate Account, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 7th day of March, 2002.

                                        TIAA REAL ESTATE ACCOUNT

                                           By: TEACHERS INSURANCE AND ANNUITY
                                                   ASSOCIATION OF AMERICA

                                           By:   /S/ LISA SNOW
                                               -------------------------------
                                                    Lisa Snow
                                                    Vice President and
                                                    Chief Counsel, Corporate Law


                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, trustees and officers of Teachers Insurance and Annuity Association of America, in the capacities and on the dates indicated.



SIGNATURE                                      TITLE                                                   DATE
---------                                      -----                                                   ----
 /s/ JOHN H. BIGGS                             Chairman of the Board, President and Chief              3/07/02
------------------------------------           Executive Officer (Principal Executive
John H. Biggs                                  Officer) and Trustee


 /s/ MARTIN L. LEIBOWITZ                       Vice Chairman, Chief Investment Officer                 3/07/02
------------------------------------           and Trustee
Martin L. Leibowitz


 /s/ RICHARD L. GIBBS                          Executive Vice President (Principal                     3/07/02
------------------------------------           Financial and Accounting Officer)
Richard L. Gibbs

SIGNATURE OF TRUSTEE                         DATE            SIGNATURE OF TRUSTEE                        DATE
--------------------                         ----            --------------------                        ----

 /S/ DAVID ALEXANDER                         3/07/02
------------------------------------                         ------------------------------------
David Alexander                                              Rochelle B. Lazarus

 /S/ MARCUS ALEXIS                           3/07/02          /S/ ROBERT M. O'NEIL                       3/07/02
------------------------------------                         ------------------------------------
Marcus Alexis                                                Robert M. O'Neil

 /S/ WILLARD T. CARLETON                     3/07/02          /S/ LEONARD S. SIMON                       3/07/02
------------------------------------                         ------------------------------------
Willard T. Carleton                                          Leonard S. Simon

 /S/ ROBERT C. CLARK                         3/07/02
------------------------------------                         ------------------------------------
Robert C. Clark                                              Ronald L. Thompson

 /S/ ESTELLE A. FISHBEIN                     3/07/02          /S/ PAUL R. TREGURTHA                      3/07/02
------------------------------------                         ------------------------------------
Estelle A. Fishbein                                          Paul R. Tregurtha

 /S/ FREDERICK R. FORD                       3/07/02          /S/ WILLIAM H. WALTRIP                     3/07/02
------------------------------------                         ------------------------------------
Fredeerick R. Ford                                           William H. Waltrip

 /S/ RUTH SIMMS HAMILTON                     3/07/02          /S/ ROSALIE J. WOLF                        3/07/02
------------------------------------                         ------------------------------------
Ruth Simms Hamilton                                          Rosalie J. Wolf